UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14(a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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ACADEMY SPORTS AND OUTDOORS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Academy Sports and Outdoors, Inc.
2021 Proxy Statement
Notice of Annual Meeting of Stockholders

Thursday, June 3, 2021

8:00 a.m., Central Time
Academy Sports and Outdoors, Inc.
Corporate Headquarters - The Stadium
1540 North Mason Road
Katy, Texas 77449

BASIS OF PRESENTATION
All references to "Academy," "we," "us," "our" or the "Company" in this Proxy Statement refer to (1) prior to October 1, 2020, New Academy Holding Company, LLC, a Delaware limited liability company and the prior parent holding company of our operations, and its consolidated subsidiaries; and (2) on and after October 1, 2020, Academy Sports and Outdoors, Inc., a Delaware corporation and the current parent holding company of our operations, and its consolidated subsidiaries. We conduct our operations through our subsidiaries, including our indirect subsidiary, Academy, Ltd., an operating company which is doing business as Academy Sports + Outdoors.

We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year. References to any year, quarter, or month mean our fiscal year, fiscal quarter, and fiscal month, respectively, unless the context requires otherwise. References to “2018,” “2019,” “2020,” and “2021” relate to our fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, and January 31, 2022, respectively, unless the context requires otherwise.

Capitalized terms used but not defined herein have the meanings set forth in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 (the “Annual Report”). Numerical figures included in this Proxy Statement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Academy Sports and Outdoors, Inc.	i	2021 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m., Central Time, on Thursday, June 3, 2021

PLACE	Academy Sports and Outdoors Corporate Headquarters - The Stadium 1540 North Mason Road, Katy, Texas 77449

Although we presently intend to hold the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) in person, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving situation regarding COVID-19. As a part of our precautions regarding COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described in the Proxy Statement) and are also planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance in a press release, and details on how to participate will be available at https://investors.academy.com. Your Notice of Internet Availability of Proxy Materials, proxy card and related materials would not be updated to reflect the change to a virtual meeting and you would need the control number provided to attend the virtual Annual Meeting. If we hold the Annual Meeting virtually, all shareholders will be afforded the same rights they would have had at a physical meeting. Thus, it is very important that you retain your Notice of Internet Availability of Proxy Materials, proxy card and related materials, including your control number, through the date of the Annual Meeting.

ITEMS OF BUSINESS	1.	To elect the three Class I director nominees listed in the Proxy Statement.

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

	3.	To approve, by a non-binding advisory vote, the compensation paid to the named executive officers in fiscal 2020.

	4.	To determine, by a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to the named executive officers should occur every one, two or three years.

	5.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 6, 2021.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares via the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting methods are described on the following page and on the proxy card.
In order to conserve natural resources and reduce the cost of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner, we are pleased to be able to take advantage of the Securities and Exchange Commission rule allowing companies to use a “Notice and Access” model to provide their stockholders with access to proxy materials via the Internet. On or about April 23, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders informing them that our Notice of Annual Meeting of Stockholders and Annual Report, proxy statement and voting instructions are available on the Internet at proxyvote.com. As more fully described in the Notice of Internet Availability, all stockholders may choose to access our materials at proxyvote.com or may request to receive paper copies of the proxy materials.

By Order of the Board of Directors,
/s/ Ken C. Hicks
Dated: April 23, 2021	Ken C. Hicks Chairman of the Board, President and Chief Executive Officer

Academy Sports and Outdoors, Inc.	1	2021 Proxy Statement

PROXY VOTING METHODS
If at the close of business on April 6, 2021, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares via the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

If you are a stockholder of record, your vote must be received by 10:59 p.m., Central Time, on June 2, 2021 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.

To vote by proxy, if you are a stockholder of record:

BY INTERNET

•	Go to the website proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the Internet, you do not need to mail a proxy card.

BY TELEPHONE

•	You can vote your shares from a touch-tone telephone by calling the number provided on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded.
•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form. If you vote via the telephone, you do not need to mail a proxy card.

BY MAIL

•	Mark your selections on the proxy card.
•	Date and sign your name exactly as it appears on your proxy card.
•	Mail the proxy card in the enclosed postage-paid envelope provided to you.

Academy Sports and Outdoors, Inc.	2	2021 Proxy Statement

PROXY STATEMENT
Annual Meeting of Stockholders
June 3, 2021
GENERAL INFORMATION

Q:	Why am I being provided with this Proxy Statement?

A:	We have delivered this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Academy Sports and Outdoors, Inc. of proxies to be voted at our 2021 Annual Meeting of Stockholders to be held on June 3, 2021 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares in person.

Q:	What is the Company’s fiscal year?

A:	We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to January 31 (which such Saturday may occur on a date following January 31) each year. References to any year, quarter, or month mean our fiscal year, fiscal quarter, and fiscal month, respectively, unless the context requires otherwise. References to “2018,” “2019,” “2020,” and “2021” relate to our fiscal years ended February 2, 2019, February 1, 2020, January 30, 2021, and January 31, 2021, respectively, unless the context requires otherwise.

Q:	What am I voting on?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the three Class I director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

•	Proposal No. 3: Approval, by non-binding advisory vote, of the compensation paid to our named executive officers in fiscal 2020.

•	Proposal No. 4: Determination, by non-binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

Q:	Could other matters be decided at the Annual Meeting?
A:	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Academy Sports and Outdoors, Inc.	3	2021 Proxy Statement

Q	Who is entitled to vote?
A:	Stockholders as of the close of business on April 6, 2021 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 93,646,348 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•	Held for you in an account with a broker, bank or other nominee (shares held in “street name” or “beneficially”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

Q:	What constitutes a quorum?

A:	The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

Q:	What is a “broker non-vote”?

A:	A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, and (2) the broker lacks the authority to vote the shares at its discretion. Proposal Nos. 1, 3 and 4 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

Q:	How many votes are required to approve each proposal?

A:
Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
For any other proposal being considered at the Annual Meeting, under our Bylaws, approval of the proposal requires the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting. It is important to note that the proposals to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021 (Proposal No. 2), to approve the compensation of our named executive officers (Proposal No. 3) and to determine the frequency of stockholder votes on executive compensation (Proposal No. 4) are non-binding and advisory. While the vote on executive compensation and vote on the frequency of stockholder votes on executive compensation are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

Academy Sports and Outdoors, Inc.	4	2021 Proxy Statement

Q:	How may I vote, and how is my vote counted?

A:
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1. With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the approval of the compensation of our named executive officers (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the determination of the frequency of stockholder votes on executive compensation (Proposal No. 4), you may vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” For each of Proposal Nos. 2, 3 and 4, abstentions will have the effect of a vote “against” the proposal. For Proposal Nos. 3 and 4, broker non-votes will have no effect on the outcome of these proposals.
If you just sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares:

•	“FOR” each of the three director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers in fiscal 2020.

•	For every “ONE YEAR,” on a non-binding, advisory basis, with respect to how frequently a non-binding stockholder vote to approve the compensation paid to our named executive officers should occur.

Q:	Who will count the vote?

A:	Representatives of Broadridge Financial Solutions, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	How do I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•
By Internet—If you have Internet access, you may submit your proxy by going to proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet. If you vote via the Internet, you do not need to mail a proxy card.

•
By Telephone—You can vote your shares from a touch-tone telephone by calling the number provided on the voting website (www.proxyvote.com) and on the proxy card. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via telephone, you do not need to mail a proxy card.

Academy Sports and Outdoors, Inc.	5	2021 Proxy Statement

•
By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting will close at 10:59 p.m., Central Time, on June 2, 2021, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than June 2, 2021.

Q:	How do I vote my shares in person at the Annual Meeting?

A:
If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and proof of ownership.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.

Q:	May I attend the Annual Meeting in person, and are there any restrictions?

A:	In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) either your proxy card or proof of your ownership of Academy stock on the Record Date. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Academy stock, such as a bank or brokerage account statement.

Currently, we maintain safety protocols related to the COVID-19 pandemic at our corporate headquarters, including requirements that temperatures be taken upon entry, face coverings be worn, and social distancing guidelines be followed.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

For directions to the meeting, please email: investors@academy.com.

Q:	What does it mean if I receive more than one proxy card on or about the same time?

A:	It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

Academy Sports and Outdoors, Inc.	6	2021 Proxy Statement

Q:	May I change my vote or revoke my proxy?

A:	Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of the Company (the “ Corporate Secretary”), provided such statement is received no later than June 2, 2021;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 10:59 p.m., Central Time, on June 2, 2021;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than June 2, 2021; or

•	attending the Annual Meeting and voting in person.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.

Q:	Who will pay for the cost of this proxy solicitation?

A:	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Q:	How can I view copies of the Company’s corporate documents and filings with the U.S. Securities and Exchange Commission (the “SEC”) filings, including this Proxy Statement and the Annual Report?

A:	Our website contains the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), Bylaws, Corporate Governance Guidelines, Committee Charters, Ethics and Code of Conduct and the Company’s SEC filings, including this Proxy Statement and the Annual Report. To view these documents, go to the Investor Relations page at https://investors.academy.com, and select “Documents & Charters” from the “Corporate Governance” drop-down menu, or select “SEC Filings” from the “Financials & Filings” drop-down menu.

Academy Sports and Outdoors, Inc.	7	2021 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors oversees or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board is currently comprised of ten directors, five of whom are independent.
Our Certificate of Incorporation provides for a classified Board divided into three classes. Brian T. Marley, Thomas (Tom) M. Nealon, William (Bill) Simon and Nathaniel (Nate) H. Taylor constitute a class with a term that expires at the Annual Meeting of Stockholders in 2021 (the “Class I Directors”); Wendy Beck, Allen Questrom, and Aileen Yan constitute a class with a term that expires at the Annual Meeting of Stockholders in 2022 (the “Class II Directors”); and Ken Hicks, Vishal Patel, and Jeffrey Tweedy constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class III Directors”).
One class of directors stands for election at each of our annual meetings of stockholders, with directors elected to serve for staggered three-year terms. The terms of our three current Class I directors expire on the date of the Annual Meeting, subject to the election and qualification of their successors. Upon the recommendation of the Nominating and Governance Committee, the Board has considered and nominated the following slate of Class I Director nominees for a three-year term expiring in 2024: Brian T. Marley, Tom M. Nealon, and Nate H. Taylor. Action will be taken at the Annual Meeting for the election of these three Class I Director nominees. Mr. Simon, a non-independent member of the Board since June 2020, will not stand for re-election at the 2021 Annual Meeting. As a result, Mr. Simon’s term as a member of the Board will expire at the 2021 Annual Meeting.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxy holders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of Brian T. Marley, Tom M. Nealon, and Nate H. Taylor. Each of these nominees has indicated that he will be willing and able to serve as a director. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxy holders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors
Set forth below is certain information regarding each Class I Director nominee. Beneficial ownership of equity securities of the Class I Director nominees is shown under “Ownership of Securities” below.

Brian T. Marley
Director since: June 2020 Independent: Yes Age: 63
Committee Membership: Audit (Chairman)

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Brian T. Marley has served on the Board since June 2020 and as a member of the board of managers of New Academy Holding Company, LLC since January 2018. Mr. Marley is the founder and Managing Partner of Marley Associates LLC, an advisory services firm. Mr. Marley previously served as Executive Vice President and Chief Financial Officer of Belk, Inc. from 2000 to 2013. Prior to joining Belk, Mr. Marley was at KPMG LLP for 20 years, during which he was a partner for seven years. He is a graduate of the University of North Carolina at Chapel Hill.

The Board selected Mr. Marley to serve as a director based on his executive leadership and management experience and extensive financial experience.

Academy Sports and Outdoors, Inc.	8	2021 Proxy Statement

Thomas (Tom) M. Nealon
Director since: March 2021 Independent: Yes Age: 60
Committee Membership: Compensation

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Thomas (Tom) M. Nealon has served on the Board since March 2021. Mr. Nealon has served as President of Southwest Airlines Co. since January 2017. Mr. Nealon also served as Executive Vice President Strategy & Innovation of Southwest Airlines Co. from January 2016 to January 2017. Mr. Nealon has also served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. In this role Mr. Nealon was responsible for Strategy, jcp.com, Information Technology, Customer Insights, and Digital Ventures. Mr. Nealon held other senior positions and consulting roles at J.C. Penney, The Feld Group, and Frito-Lay, a division of PepsiCo, Inc. Mr. Nealon previously served on Southwest Airlines Co.’s Board of Directors from December 2010 until November 2015, and on the Board of Directors and the Audit Committee of the Fossil Group, Inc. from April 2012 to May 2020. Mr. Nealon holds a Bachelor of Science in Business Administration from the Villanova School of Business and a Master of Business from the University of Dallas.

The Board selected Mr. Nealon to serve as a director based on his extensive experience in retailing, technology, eCommerce, marketing and customer service.

Nathaniel (Nate) H. Taylor
Director since: June 2020 Independent: No Age: 44
Committee Membership: Compensation (Chairman); Nominating and Governance

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Nathaniel (Nate) H. Taylor has served on the Board since June 2020 and as a member of the board of managers of New Academy Holding Company, LLC since August 2011. Mr. Taylor co-heads the Americas Private Equity at Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and serves on the Investment Committee within KKR’s Americas Private Equity platform. Prior to joining KKR, Mr. Taylor worked at Bain Capital where he was involved with investments in the retail, health care and technology sectors. Mr. Taylor has also served on the board of directors of US Foods Holding Corp. since May 2020, and National Vision Holdings, Inc. from February 2014 to September 2020. He holds a Bachelor of Arts from Dartmouth College and a Masters of Business Administration from Stanford University Graduate School of Business.

The Board selected Mr. Taylor to serve as a director based on his significant business, financial and investment experience related to the retail industry and prior involvement with KKR’s investment in the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

Academy Sports and Outdoors, Inc.	9	2021 Proxy Statement

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Continuing Members of the Board of Directors

Set forth below is certain information regarding each director whose term continues beyond the Annual Meeting and who is not subject to election this year. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Wendy A. Beck
Director since: December 2020 Independent: Yes Age: 56
Committee Membership: Audit

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Wendy A. Beck has served on the Board since December 2020. Ms. Beck, a Certified Public Accountant, most recently served as Executive Vice President and Chief Financial Officer for Norwegian Cruise Line Holdings, Inc. until March 2018. Prior to that, Ms. Beck served as Executive Vice President and Chief Financial Officer of Domino’s Pizza Inc. from 2008 to 2010, as Senior Vice President, Chief Financial Officer and Treasurer of Whataburger Restaurants, LP from 2004 through 2008 and as their Vice President and Chief Accounting Officer from 2001 through 2004, and as Vice President, Chief Financial Officer and Treasurer of Checkers Drive-In Restaurants, Inc. from 2000 through 2001. Ms. Beck has served on the board of directors and the compensation committee of Bloomin’ Brands, Inc. since February 2018 and on the board of directors and has chaired the audit committee of At Home Group Inc. since September 2014. Ms. Beck previously served on the board of directors and the audit committee of SpartanNash Company from September 2010 to December 2013.

The Board selected Ms. Beck to serve as a director based on her executive leadership and management experience related to the retail industry and extensive financial experience.

Allen I. Questrom
Director since: October 2020 Lead Director since: December 2020 Independent: Yes Age: 81
Committee Membership: Audit; Nominating and Governance (Chairman)

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Allen I. Questrom has served on the Board since December 2020. Mr. Questrom has served on the board of advisors of the Robin Report since January 2010. He served on the board of directors of At Home Group, Inc. from March 2012 to June 2020, Tailored Brands Inc. from August 2013 to June 2017, Sotheby’s from December 2004 to June 2014, Foot Locker, Inc. from February 2011 to May 2013 and Walmart Inc. from June 2007 to June 2009, and as a Trustee of Boston University from September 2006 to September 2020. He served as a Senior Advisor for Lee Equity Partners from June 2006 to January 2018. From September 2000 through December 2004, he was the Chairman and Chief Executive Officer of J.C. Penney Company, Inc. He served on the board of Barneys New York, Inc. beginning in January 1999 and as President and Chief Executive Officer from May 1999 until September 2000 and as Chairman of the Board from May 1999 until January 2001. He was Chairman and CEO of Federated Department Stores, Inc. (now Macy’s) from February 1990 to May 1997. Mr. Questrom was Chairman and Chief Executive Officer of Neiman Marcus, Inc. from 1988 to 1990. Mr. Questrom graduated from Boston University with a Bachelor of Science in Finance and Marketing.

The Board selected Mr. Questrom to serve as a director based on his executive leadership and management experience related to the retail industry.

Academy Sports and Outdoors, Inc.	10	2021 Proxy Statement

Aileen X. Yan
Director since: June 2020 Independent: No Age: 31

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Aileen X. Yan has served on the Board since June 2020 and as a member of the board of managers of New Academy Holding Company, LLC since November 2019. Ms. Yan is a member of the Retail and Consumer team at KKR. Prior to joining KKR, Ms. Yan was with Clayton, Dubilier & Rice from 2013 to 2015, where she worked on investments across various industries including health care and retail. She holds a Bachelor of Science in Operations Research and Financial Engineering from Columbia University and a Master of Business Administration from Harvard Business School.

The Board selected Ms. Yan to serve as a director based on her significant business, financial and investment experience related to the retail industry and prior involvement with KKR’s investment in the Company.

Ken C. Hicks
Director since: June 2020 Independent: No Age: 68

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Ken C. Hicks serves as the Chairman of the Board and as President and Chief Executive Officer. Mr. Hicks has served as a member of the Board since May 2017 and as a member of the board of managers of New Academy Holding Company, LLC since January 2018. Mr. Hicks previously served as President and Chief Executive Officer at Foot Locker, Inc. from August 2009 to February 2010, and also served as Chairman, President and Chief Executive Officer at Foot Locker, Inc. from February 2010 to November 2014, and as Executive Chairman at Foot Locker, Inc. from December 2014 to May 2015. Prior to joining Foot Locker, Inc., Mr. Hicks held senior positions at J.C. Penney Company, Inc., Payless ShoeSource, Home Shopping Network, May Department Stores Company, and McKinsey & Company. Mr. Hicks has served on the board of directors of Avery Dennison Corporation since July 2007 and served on the board of directors of Whole Foods Market, Inc. from May 2017 to August 2017. Mr. Hicks graduated from the United States Military Academy located in West Point, NY, and served in the U.S. Army. He also earned a Masters of Business Administration with highest distinction from Harvard Business School.

The Board selected Mr. Hicks to serve as a director based on his executive leadership and management experience and extensive business and financial experience related to the retail industry.

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Vishal V. Patel
Director since: June 2020 Independent: No Age: 34

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Vishal V. Patel has served on the Board since June 2020 and as a member of the board of managers of New Academy Holding Company, LLC since May 2015. Mr. Patel is a member of the Healthcare and Retail and Consumer teams at KKR. Mr. Patel served on the board of directors of US Foods Holding Corp. from August 2015 to September 2017. Prior to joining KKR, Mr. Patel was with Moelis & Company where he was involved in a variety of mergers, acquisitions and restructuring transactions. He holds a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.

The Board selected Mr. Patel to serve as a director based on his significant business, financial and investment experience related to the retail industry and prior involvement with KKR’s investment in the Company.

Jeffrey (Jeff) C. Tweedy
Director since: October 2020 Independent: Yes Age: 58
Committee Membership: Nominating and Governance

PRINCIPAL OCCUPATION AND OTHER INFORMATION
Jeffrey (Jeff) C. Tweedy has served on the Board since October 2020. In March of 2021, Mr. Tweedy transitioned to an advisory role with Sean John Clothing, having served as Chief Executive Officer from November 2007 to March 2021, and previously as Executive Vice President from February 1998 to March 2005. He serves on the board of The Piney Woods School since February 2019, and the advisory board of the Fashion Institute of Technology since January 2020, where he previously studied Menswear Design and Marketing. He served as Vice President of Karl Kani Jeans from March 1993 to June 1996. Mr. Tweedy served as Vice President of Spike Lee from February 1992 to June 1993 and as East Coast Sales Manager of Ralph Lauren Womenswear from February 1990 to December 1992.

The Board selected Mr. Tweedy to serve as a director based on his extensive executive leadership and management experience related to the retail industry.

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THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Oversight
The primary responsibility of the Board is to oversee the affairs of the Company for the benefit of our stockholders and other stakeholders. As part of its responsibility, the Board oversees critical matters such as strategy, management succession planning, financial and other internal controls, corporate governance, risk management and compliance. To assist it in fulfilling its duties, the Board has delegated certain authority to its standing committees—the Audit Committee, the Nominating and Governance Committee (the “Governance Committee”) and the Compensation Committee. The duties and responsibilities of these standing committees are described below under “Board Committees and Meetings.”

Director Independence
Under our Corporate Governance Guidelines, and the independence standards of the SEC and the Nasdaq Global Select Market (“Nasdaq”) Listing Rules, as such standards may be amended from time to time, a director is not independent unless the Board affirmatively determines that he or she does not have a relationship with us, which in the opinion of the Board, would impair their independence.
Our Corporate Governance Guidelines define independence in accordance with the independence standards under Rule 5605(a)(2) of the Nasdaq Listing Rules. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually, subject to an election by the Company to rely on the exemption for controlled companies and the applicable transition periods under the applicable Nasdaq Listing Rules.
Our Board has affirmatively determined that each of Wendy Beck, Brian Marley, Tom Nealon, Allen Questrom, and Jeffrey Tweedy is “independent” under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership.
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Controlled Company Exception
Immediately after our initial public offering (“IPO”), affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) beneficially owned shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we were a “controlled company” within the meaning of the Nasdaq Listing Rules. Under such corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (1) a majority of the Board consist of independent directors, (2) the Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) that our director nominations be made, or recommended to the full Board, by our independent directors or by a nominating committee that is composed entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process.
Since our IPO, we have been utilizing these controlled company exemptions. As of the date of this report, we do not have a majority of independent directors on the Board and do not have a compensation or nominating committee that is composed entirely of independent directors. However, the Governance Committee consists of a majority of independent directors and, following the expiration of Mr. Simon’s term, the Board and the Compensation Committee will consist of a majority of independent directors. Accordingly, our stockholders do not currently have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements.

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Effective April 12, 2021, we no longer qualified as a “controlled company” under the Nasdaq Listing Rules. As such, we will be required to comply with these corporate governance requirements within transition periods of 90 days for our Compensation Committee to consist of a majority of independent directors, one year for our Compensation Committee and Governance Committee to consist entirely of independent directors, and one year for the Board to consist of a majority of independent directors.

Composition of the Board of Directors
At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of the Company.
In addition, pursuant to a stockholders agreement entered into in connection with our initial public offering, or IPO, KKR has the right to designate nominees to the Board subject to the maintenance of certain ownership requirements in us. See “Transactions with Related Persons—Stockholders Agreement.”

Director Nomination Process
As noted above, we are currently utilizing the exemption for controlled companies from Rule 5605(e)(2) of the Nasdaq Listing Rules, which requires that director nominations be made, or recommended to the full Board, by our independent directors or by a nominations committee that is composed entirely of independent directors and that we maintain a written charter or board resolution addressing the nominations process. However, we do have a standing nominations committee, our Governance Committee, because the Board believes it is appropriate to have a standing nominations committee to carry out the responsibility of selecting or approving director nominees in accordance with our Corporate Governance Guidelines and the stockholders agreement.
The Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and nominates such candidates for election by our stockholders. As the application of these factors involves the exercise of judgment, the Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Governance Committee, in accordance with our Corporate Governance Guidelines and the Charter of the Governance Committee, do at a minimum assess each candidate’s character, judgment, familiarity with the Company’s business, industry knowledge/experience, accountability, skills, independence and ability to work collegially with the other members of the Board. In addition, although the Governance Committee considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. The Governance Committee may identify candidates for election to the Board on its own, or by considering recommendations from stockholders, officers and employees of the Company and other sources that the Governance Committee deems appropriate. The Governance Committee may retain a third-party search firm to assist in the identification of possible candidates for election to the Board.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Governance Committee focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
The Board will consider director candidates recommended by stockholders. Any recommendation submitted to our Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that

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would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. All recommendations for nomination received by our Corporate Secretary that satisfy our Bylaw’s requirements relating to director nominations will be presented to the Board for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2022 Annual Meeting.”

Leadership Structure of our Board of Directors
We do not have a formal policy regarding the combination or separation of our Chairman of the Board and Chief Executive Officer positions. Our Corporate Governance Guidelines provide the Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Currently, Mr. Hicks serves as Chairman of the Board and as our Chief Executive Officer. We believe this leadership structure benefits the Company, as a combined Chairman of the Board/Chief Executive Officer role helps provide strong, unified leadership for our management team and the Board. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
The Company also believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, in December 2020, the Board, in accordance with our Corporate Governance Guidelines, appointed Mr. Questrom, one of the Board’s independent directors, to serve as the Lead Director of the Board. The key responsibilities of our Lead Director include, among others, presiding at executive sessions of independent directors, facilitating communications between the independent directors and the chairperson of the Board and our management team, and calling meetings of the independent directors, as necessary.
We believe that the current Board leadership structure provides appropriate risk oversight of our activities.

Executive Sessions
To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet in executive session with no members of management present from time to time and, if the non-management directors include directors who have not been determined to be independent, the independent directors will separately meet in a private session at least once a year that excludes management and directors who have not been determined to be independent. The Lead Director, if any, or a director designated by the non-management or independent directors, as applicable, will preside at the executive sessions.

Management Succession Planning
The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of senior management. The Board and Compensation Committee, together with the Chief Executive Officer, regularly reviews senior management talent and succession planning.

Board and Committee Evaluations
In order to increase the effectiveness of the Board, the Governance Committee will supervise a review and evaluation of the performance of the Board and its committees. The evaluation will be conducted through a range of questions related to topics including structure of the Board and its committees, overall

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Board and committee effectiveness, oversight and risk management, strategy and Board access to information and resources. The evaluation results about the Board and its committees will be reviewed and discussed by the Governance Committee as well as the full Board.

Communications with the Board
As described in our Corporate Governance Guidelines, anyone who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Board or the Audit, Governance, and Compensation Committees, any then-serving Lead Director or the director designated by the non-management or independent directors as the presiding director, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449, who will forward such communications to the appropriate party.

Board Committees and Meetings
The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a charter that has been approved by the Board.
The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Wendy A. Beck(I)*	X
Brian T. Marley(I)*	Chair
Tom M. Nealon(I)		X
Allen I. Questrom(I)*LD	X		Chair
Bill S. Simon		X
Nate H. Taylor		Chair	X
Jeff C. Tweedy(I)		X	X
(I) Independent Director * SEC Audit Committee Financial Expert LD Lead Director X Member
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Since our IPO, during fiscal 2020 the Board held four meetings, the Audit Committee held two meetings and the Compensation Committee held one meeting. In addition, the Board, the Audit Committee, the Compensation Committee, and the Governance Committee acted by unanimous written consent several times during fiscal 2020. In fiscal 2020, all of our directors attended at least 75% of the meetings of the Board of Directors and its committees during the time in which he or she served as a member of the Board of Directors or such committee.
Audit Committee
Our Audit Committee consists of Brian T. Marley, who serves as the Chair, Wendy A. Beck and Allen I. Questrom. The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq Listing Rules, and meet the “financial sophistication” requirement within the meanings of the Nasdaq Listing Rules, and has also determined that Mr. Marley, Ms. Beck and Mr. Questrom qualify as “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K.
The Audit Committee is responsible for, among other things, preparing the audit committee report required by the SEC to be included in our proxy statement and assisting the Board with respect to its oversight of accounting, including our financial reporting and disclosure processes, adequacy and

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soundness of systems of disclosure and internal control established by management, the quality and integrity of our financial statements and the annual independent audit of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and independent registered public accounting firm, our compliance with legal and regulatory requirements in connection with the foregoing, compliance with our Ethics and Code of Conduct, and overall risk management profile.
Compensation Committee
Our Compensation Committee consists of Nate H. Taylor, who serves as the Chair, Tom M. Nealon, Bill S. Simon, and Jeff C. Tweedy.
The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to the establishment, maintenance and administration of compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long term success, setting our compensation program and compensation of our executive officers, directors and key personnel, monitoring our incentive compensation and equity-based compensation plans, succession planning for our executive officers, directors and key personnel, our compliance with the compensation rules, regulations and guidelines promulgated by Nasdaq, the SEC and other law, as applicable, and preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Nominating and Governance Committee
Our Governance Committee consists of Allen I. Questrom, who serves as the Chair, Nate H. Taylor, and Jeff C. Tweedy.
The function of the Governance Committee is to advise the Board concerning the appropriate composition of the Board and its committees, identify individuals qualified to become members of our Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders, recommend to the Board the members of the Board to serve on the various committees of the Board, develop and recommend to the Board a set of corporate governance guidelines and assist the Board in complying with them, and oversee the evaluation of the Board, the Board’s committees, and management.

Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views and policies on a wide range of governance topics. Our Corporate Governance Guidelines are reviewed from time to time by the Governance Committee and the Board, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines, Audit, Compensation, and Nominating and Governance Committee Charters, and other corporate governance information are available on our website at investors.academy.com.

Oversight of Risk Management
Management is responsible for the day-to-day management of risk, while the Board, as a whole and through its committees, has extensive involvement in the oversight of the Company’s risk management. In performing its oversight role, the Board serves as our ultimate decision making body, except for those matters reserved to or shared with our stockholders.
The Board and its committees engage in risk oversight throughout the year as a matter of course in fulfilling their roles overseeing management and business operations, including receiving reports from management on the strategic plans and related risks facing the Company which range from financial risks to regulatory, legal, supply chain, COVID-19 or pandemic-related, competitive and information technology

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risks. The Board has delegated to its committees certain elements of its risk oversight function to better coordinate with management and serve the long-term interests of our stockholders. The Board, the Audit Committee, the Compensation Committee, and the Governance Committee receive regular reports from management to help ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Board, along with the allocation of risk management responsibilities described below by appropriate committee oversight, provides appropriate risk oversight of our activities.
The Audit Committee reviews guidelines and processes governing management’s assessment and management of the Company’s exposure to risk, including the Company’s major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Audit Committee oversees our risk management process with a specific focus on internal controls, financial statement integrity, compliance programs, fraud risk, ethics matters and related risk mitigation. Along with the Board, the Audit Committee also receives regular reports from management to help ensure effective and efficient oversight and to assist in proper risk management, including with respect to cybersecurity, and the ongoing evaluation of management controls. Through its regular meetings with management, including the accounting, finance, legal, internal audit, and information technology functions and discussions, as appropriate, with our independent registered public accounting firm and internal auditors, the Audit Committee reviews and discusses significant areas of our business, including areas of risk and appropriate mitigating factors. Internal audit reports functionally and administratively to our Chief Financial Officer and directly to the Audit Committee.
The Compensation Committee reviews the risk profile of the Company’s compensation policies and practices, including a review of a risk assessment of our compensation programs and managing risk associated with human capital management, including employee recruitment and retention.
The Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure and corporate governance.

Code of Ethics
We maintain a written code of ethics that applies to our directors, officers and employees (who we refer to as our “team members”), including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, which we call our Ethics and Code of Conduct Policy. Our Ethics and Code of Conduct Policy is a “code of ethics” as defined in item 406(b) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and is posted on our website. To view this document, go to the Investor Relations page at https://investors.academy.com, and select “Documents & Charters” from the “Corporate Governance” drop-down menu.
We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Ethics and Code of Conduct Policy on our website.

Hedging and Pledging Policies
The Company’s Insider Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. Directors and executive officers are prohibited from hedging or monetization transactions including, but not limited to, variable forward contracts, equity swaps, collars and exchange funds, or from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or establishing a short position in the Company’s securities. The Company’s Insider Trading Policy prohibits our directors, officers and team members from purchasing the Company’s securities on margin, or borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.

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COMPENSATION OF DIRECTORS
Under the Board compensation program that we utilized prior to our IPO in October 2020, non-employee directors who are not employed by KKR were paid a cash retainer of $25,000 per fiscal quarter completed. References to non-employee directors in the remainder of this section do not include the directors employed by KKR (unless specifically mentioned). Such non-employee directors also received a grant of $100,000 in Restricted Stock Units, or RSUs, with a one (1) year vesting condition in the first quarter of 2020. Following our IPO, in December 2020, the Board revised the Board compensation program and implemented the following policy:
•an annual cash retainer of $100,000, which is payable quarterly in arrears in installments of $25,000;
•each non-employee director serving in the following positions on our Board will receive the following additional annual cash retainers, each of which is also payable quarterly in arrears:
◦ Lead Director: $30,000;
◦Audit Committee Chair: $25,000;
◦Compensation Committee Chair: $25,000;
◦Nominating and Governance Chair: $15,000; and

•an annual grant of RSUs having a grant date fair market value equal to $130,000 to be granted on the first business day following our annual meeting of stockholders and which will be converted into the number of RSUs to be granted based on the prior 30 calendar day average closing price of our common stock as of the grant date and vest 100% on the earliest of (i) the first anniversary of the date of grant, or, the date which is the business day immediately preceding the date of the next annual meeting of stockholders, (ii) the director’s termination due to death or Disability (as defined in the Company’s 2020 Omnibus Incentive Plan) or (iii) a Change of Control (as defined in the Company’s 2020 Omnibus Incentive Plan).

However, if a non-employee director is appointed to the Board after the first business day following an annual meeting of stockholders but more than 60 days prior to the next annual meeting of stockholders, such non-employee director will be paid the above-described prorated annual cash retainer(s) and granted the above-described annual RSU grant based on the number of calendar days remaining before (a) the next annual meeting of stockholders, if scheduled, or (b) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting of stockholders is not scheduled, divided by (x) the number of calendar days between the last and next scheduled annual meeting of stockholders, or (y) 365, if either the last or the next annual meeting of stockholders date does not exist and ending on the vesting date for such prorated grant (which vesting date will be the same vesting date on which the corresponding annual grant that was made to the other non-employee directors will vest). A non-employee director appointed within 60 days of the next annual meeting of stockholders will receive a prorated cash retainer as described above, and an annual RSU grant the first business day following the next annual meeting of stockholders as set forth in the director compensation policy.
Our directors will also be reimbursed for travel and lodging expenses associated with attendance at Board or committee meetings.
The following table contains information concerning the compensation of Ms. Beck and Messrs. Questrom, Tweedy, Marley, and Simon, our non-employee directors who are not employed by KKR, in 2020. Mr. Hicks did not receive any additional compensation for his service as Chairman of our Board in 2020 (and his compensation for services as our CEO is disclosed in the Summary Compensation Table in the Compensation Discussion and Analysis section of this Proxy Statement) and none of the directors who are employed by KKR are compensated by the Company for their service on the Board.

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Director Compensation Table for 2020

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Allen I. Questrom	42,912	87,249	130,161
Wendy A. Beck	14,835	63,036	77,871
Brian T. Marley	83,388	153,848	237,236
Jeffrey C. Tweedy	33,516	87,249	120,765
William S. Simon	75,008	153,847	228,855

1.Amounts reflect the aggregate amount of cash retainers paid during 2020 inclusive of prorated retainers for the Lead Director position and committee chairs. Messrs. Marley and Simon did not receive a cash retainer for the first quarter of 2020.
2.Amounts reflect the full grant-date fair value of RSUs granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 9, Equity and Share-Based Compensation to our consolidated financial statements included in the Annual Report for the assumptions used in calculating these values.
3.Each non-employee director listed in this table has been granted RSUs in 2020. Director RSUs grants preceding the IPO were granted under the Company’s 2011 Equity Incentive Plan while director grants post-IPO were granted under the Company’s 2020 Omnibus Incentive Plan. Grants under the Company’s 2011 Unit Incentive Plan contain the following vesting terms: subject to the grantee’s continued service on such date, 100% of the RSUs vest on the earliest of (i) the first anniversary of the grant date, (ii) the director’s death or disability, or (iii) a Change of Control (as defined in the Company’s 2011 Unit Incentive Plan). Grants under the Company’s 2020 Omnibus Incentive Plan contain the vesting terms described above under the Board compensation program.

As of January 30, 2021, the following non-employee directors held the following number of RSUs:

Name	Number of RSUs Outstanding(1)
Allen I. Questrom	5,178
Wendy A. Beck	3,741
Brian T. Marley	8,976
Jeffrey C. Tweedy	5,178
William S. Simon	8,976

1.In December 2020, with the adoption by the Board of the revised Board compensation policy, Messrs. Marley and Simon were granted 3,194 RSUs to account for the increase in the annual value of the RSU grant and the change in vesting for new awards from the anniversary of grant, which is typically March of each year, to the earlier of the first anniversary of the date of grant or the date which is the business day immediately preceding

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the date of the next annual meeting of stockholders, which will typically fall in late May or early June.
The Compensation Committee reviews and assesses non-employee director pay levels every year. This process involves a review of competitive market data, including an assessment of our director compensation policy against the director compensation programs of companies in our executive compensation peer group and an update on recent trends in director compensation.

The Board has adopted Stock Ownership Guidelines applicable to the non-employee directors, the Chief Executive Officer, and the other covered executives. For non-employee directors the requirement is to hold 3.0x the annual cash retainer, not inclusive of any additional fees. The guidelines allow covered directors and executives up to five years from their compliance date to comply with the guidelines. Covered directors and executives who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 100% of any Company equity acquired (net of taxes) until the next compliance date on which their ownership of eligible securities meets applicable required guidelines.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Further, if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

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Audit and Non-Audit Fees
The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP for the audit of our financial statements for fiscal 2020 and fiscal 2019 and for fees billed for other services rendered by affiliates of Deloitte & Touche LLP during those periods.

	Fiscal 2020	Fiscal 2019
Audit fees(1)	$2,380,000	$1,233,000
Audit-related fees(2)	$1,792,500	$21,006
Tax fees(3)	$646,020	$305,293
All other fees(4)	$193,790	$3,790
Total	$5,012,310	$1,563,089

1.	Includes the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements and the quarterly reviews of its financial statements, assistance with documents filed with the SEC, and assistance with documents related to our IPO process.
2.	Audit-related fees consist principally of services performed in connection with registration statements filed with the SEC, statutory audits, and assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements.
3.	Includes the aggregate fees for professional services rendered for tax compliance, and tax consultation and planning.
4.	All other fees relate to accounting research tool fees and permitted services other than those that meet the criteria above, which are primarily related to consulting and advisory services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. The Audit Committee, prior to such engagement, pre-approves independent public accounting firm services within each category and the fees of each category are budgeted. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Academy Sports and Outdoors, Inc.	22	2021 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee’s charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles, and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended January 30, 2021 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:

Audit Committee

Brian T. Marley, Chair Wendy A. Beck Allen I. Questrom

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PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION
Our stockholders are being asked to approve, by a non-binding advisory vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis and related, compensation tables and narrative discussion included in this Proxy Statement. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers in fiscal 2020, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis and related the compensation tables and narrative discussion on pages 26 to 51, as well as the discussion regarding the Compensation Committee on page 17.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN FISCAL 2020.

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PROPOSAL NO. 4—NON-BINDING VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION
Our stockholders are being asked to recommend, by a non-binding advisory vote, whether a non-binding stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 3 on page 24) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.
In considering their vote, stockholders may wish to review with care the information presented in connection with Proposal No. 3 on page 24 the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis and related the compensation tables and narrative discussion on pages 26 to 51, as well as the discussion regarding the Compensation Committee on page 17.
We believe a one-year frequency is most consistent with the Company’s approach to compensation. Our reasons include:

•	We believe that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

•	We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input from our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices even though it is not required by law.

THE BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, BY A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary
This Compensation Discussion and Analysis describes our executive compensation program, including how the Compensation Committee (referred to as the Committee in this Executive Compensation section) assessed performance and made compensation decisions for the fiscal year ended January 30, 2021 (also referred to as 2020).

Our Named Executive Officers (or NEOs) for 2020 were:

Name	Title
Ken C. Hicks	Chairman, President and Chief Executive Officer (“CEO”)
Steven (Steve) P. Lawrence	Executive Vice President, Chief Merchandising Officer
Michael P. Mullican	Executive Vice President, Chief Financial Officer (“CFO”)
Samuel (Sam) J. Johnson	Executive Vice President, Retail Operations
Jamey T. Rutherford	Senior Vice President, Omnichannel

Who We Are and 2020 Highlights
We are one of the leading full-line sporting goods and outdoor recreation retailers in the United States. We estimate that we served 30 million unique customers and completed approximately 80 million transactions in 2020 across our seamless omnichannel platform and highly productive stores. Net sales of $5.7 billion make us the largest value-oriented sporting goods and outdoor recreation retailer in the country.

Our mission is to provide “Fun for All” and we fulfill this mission with a localized merchandising strategy and value proposition that deeply connects with a broad range of consumers. Our broad and localized assortment appeals to all ages, incomes and aspirations, including beginning and advanced athletes, families enjoying outdoor recreation, and enthusiasts pursuing their passion for sports and the outdoors.

We sell a wide range of sporting and outdoor recreation products, including sporting equipment, apparel, footwear, camping gear, patio furniture, outdoor cooking equipment, and hunting and fishing gear. As of January 30, 2021, we operated 259 stores with an average size of approximately 70,000 gross square feet, throughout 16 contiguous states. Our stores are supported by over 20,000 team members, three distribution centers, and our rapidly growing e-commerce platform, academy.com.

Business highlights from 2020 include:

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2020 Compensation Highlights
The major decisions that the Committee made in 2020 for our NEO’s and the payouts earned under our cash and stock incentive programs given our record-breaking financial results are summarized below:

Base Salary
■Our CEO declined a salary increase for the third year in a row
■Salary increases awarded to other NEOs varied depending on market competitiveness and organizational changes
■Salaries of all of our NEOs were temporarily reduced by 50% for part of the year to respond to the COVID-19 pandemic and not retroactively paid when reinstated
Annual Cash Incentives
■2020 Executive Team Bonus Plan payouts were generally earned at 97% to 100% of Maximum opportunity, reflecting outstanding financial results that far exceeded the goals set at the beginning of the year and excellent individual performance of our NEOs. In determining the payouts, the Committee decided to not prorate for the COVID-19 reduction in base salary and that the bonus payment would be what the NEO would have received if their salary had not been temporarily reduced
■Our CFO was awarded an additional discretionary bonus of $100,000 in recognition of his oversight and execution of our successful IPO
Long-Term Equity Incentives
■Made annual grants in March using a mix of 33% performance-based RSUs and 67% stock options
■Made additional RSU grants in August to our senior leaders in recognition of their performance to enable us to launch our successful IPO
Other Compensation Actions
■Adopted a clawback policy
■Adopted stock ownership guidelines — CEO required to hold 5x his base salary, the Executive Vice President (“EVP”) NEOs are 3x, and Senior Vice President (“SVP”) NEO is 2x
■Adopted policies to prohibit hedging and pledging of company stock

The charts below illustrate that the majority of each NEOs annual total target compensation for 2020 (i.e., fiscal year end base salary, annual target bonus and annual target equity grant) is performance-based and “at risk” based on the Company’s performance:

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2020 Executive Compensation Program Details
Executive Officer Compensation Objectives and Philosophy
The goal of our executive officer compensation program is to create long-term value for our stockholders, reward our executive officers for superior financial and operating performance, and support retention in a competitive market environment. We believe the most effective way to achieve this objective is to design an executive officer compensation program that drives the achievement of annual, long-term and strategic goals and that aligns executive officers’ interests with those of our stockholders. The following are the core elements of our executive officer compensation philosophy:

Market Competitive
• Attract & Retain High Caliber Talent
Performance-Based
• Pay for Performance Culture
• At-Risk: Short- & Long-Term Goals
Core Elements of Our Executive Officer Compensation Philosophy
Stockholder Aligned
• In the Short-Term & Over the Long-Term
• Drive Significant Growth
• Long-Term Value Creation

Elements of 2020 Compensation Program
There are three key elements of our executive officer compensation program for our NEOs:

Component	Purpose		Overview
Base salary	*	Compensate for services rendered each year	*	Based on position, experience, job responsibilities, market, internal pay equity, and performance
Annual cash incentive bonus	* *	Encourage achievement of our corporate performance objectives Reward those individuals who significantly impact our corporate results	* *	Company performance (weighted 90%) -EBITDA Dollars (weighted 40%) -Sales (weighted 40%) -Return on Invested Capital Percentage (“ROIC %”) (weighted 10%) Individual performance (weighted 10%)
Long-term equity incentives	*	Align executive officer and stockholder interests by creating a link between executive compensation and our long-term performance	* *	Options Restricted Stock Units (“RSUs”): Performance-Based and Time-Based

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Base Salary
Base salaries of our NEOs are based on position, experience, market, job responsibilities and performance and internal pay equity. Salary levels are typically considered annually as part of our performance review process but can be adjusted in connection with a promotion or other change in job responsibilities.

In March 2020, the Committee increased the base salary of each NEO reflecting the Committee’s assessment of the NEO’s individual contributions and performance and to bring the base salaries of the NEOs closer to the 50th percentile of our compensation peer group. Mr Hicks’ requested, and the Committee agreed, not to increase his base salary.

In light of the COVID-19 pandemic, the Committee temporarily reduced the salary of each NEO by 50% from March 29, 2020 to June 7, 2020. The foregone salary was not retroactively paid.

In January 2021, the Committee further increased the base salaries of Messrs. Mullican and Johnson to recognize the additional responsibilities they assumed with the elimination of the Chief Operating Officer position, as well as their individual contributions and performance in 2020. These increases were effective as of January 29, 2021.

The following table summarizes the base salaries of the NEOs for fiscal years 2019 and 2020, in each case at the salaries in effect on the last day of such fiscal year. The actual salary amounts earned by the NEOs for 2020 are reported in the Summary Compensation Table.

Name	Year End Fiscal 2019 Base Salary ($)	Year End Fiscal 2020 Base Salary ($)	Percentage Increase (%)
Ken C. Hicks	1,100,000	1,100,000	—
Steve P. Lawrence	705,000	730,000	3.5
Michael P. Mullican	489,500	570,000	16.4
Sam J. Johnson	480,000	527,500	9.9
Jamey T. Rutherford	335,000	350,000	4.5

2020 Executive Team Bonus Plan
We seek to have a significant portion of the compensation of our executive officers, including the NEOs, tied to performance. To accomplish this objective, we provide our executive officers with the opportunity to earn cash bonuses to encourage the achievement of both Company and individual performance objectives and to reward those individuals who significantly impact our corporate results.
Bonus amounts are paid in cash. The payments are subject to a participant’s continued employment through the payment date, which is typically in April following the end of the applicable fiscal year.
In March 2020, the Committee approved the performance goals for the 2020 Executive Team Bonus Plan, or Bonus Plan. The Committee believes that the targets it set were challenging to achieve and reasonable and fairly incentivized participants. In setting the targets described below, the Committee established what it believed were stretch goals that would incentivize and reward exceptional employee performance without any guarantee that we would meet or exceed any such metrics in the prevailing business environment. The individual performance goals, other than his own (which were set by the Committee), were recommended by Mr. Hicks to the Committee for its final approval.
The following table sets forth the metrics, the weighting of each metric, the levels of achievement and the associated bonus payouts for our NEOs. For the Company performance metrics, we use linear interpolation to determine the payout percentage where the level of achievement falls between minimum and target or target and maximum levels of achievement. For executive officers to be eligible for any bonus payout, the Company must achieve a minimum Total Company EBITDA Dollars result of 80% of the Total Company EBITDA Dollars target as set and approved by the Committee.

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Weighting	Metric	Threshold	Target	Maximum		Achievement % of Target
40%	Total Company Sales	$4.67B	$5.02B	$5.17B	Actual: $5.69B	113.3%
40%	Total Company EBITDA Dollars	$311.4M	$346.0M	$380.6M	Actual: $634.9M	183.5%
10%	ROIC %	13.1%	14.6%	16.1%	Actual: 26.2%	179.5%
10%	Individual Goals	(see "Individual Performance Metrics" table for the metrics for each of our NEOs)

Company Performance Metrics
Under the Bonus Plan, the Company performance component represents 90% of each NEO’s annual bonus opportunity. (i) Total Company EBITDA Dollars (Adjusted EBITDA) were weighted at 40%; (ii) Total Company Sales were weighted at 40%; and (iii) ROIC % was weighted at 10%. The maximum payout under the Company performance component is three times (or 270% of the target bonus) for Mr. Hicks and two times (or 180% of the target bonus) for the other NEOs.
The Committee chose Adjusted EBITDA, Total Company Sales and ROIC % as the three Company performance metrics under the Bonus Plan for the following reasons: (i) Adjusted EBITDA reflects the profitability of the Company, (ii) sales represents the growth of the Company; and (iii) ROIC % represents the Company’s return on its investments.
Total Company sales are defined as the sales on our income statement. For Adjusted EBITDA, it is the Adjusted EBITDA on our financial statements with a one-time board-approved COVID adjustment add back (see “Appendix A — Non-GAAP Financial Measures” for the definition of Adjusted EBITDA). For purposes of the Bonus Plan only, the Company’s ROIC % is calculated as follows:
i.the numerator is defined as Adjusted EBITDA plus rent minus estimated taxes (24.5% tax rate assumption); and

ii.the denominator is defined as: (1) the sum of the 13-month average balances for: net receivables, inventory, prepaid expenses and other current assets, gross property and equipment, and other noncurrent assets, plus (2) eight times rent, minus (3) the sum of the 13-month average balances for: accounts payable, accrued liabilities, and income tax payable.

Under the Bonus Plan, the Individual performance component represents 10% of each NEO’s annual bonus opportunity. The maximum payout under the individual performance component for Mr. Hicks is three times (or 30% of the target

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bonus) and two times (or 20% of the target bonus) for the other NEOs, with a minimum possible payout of zero for any NEO who fails to achieve their individual performance metrics and a threshold payout at 50% of their target bonus if it is determined that there was a reasonable, but not full, level of achievement. The level of individual performance achieved by each NEO other than Mr. Hicks is determined holistically by Mr. Hicks based on his assessment of their level of achievement of the applicable quantifiable and qualitative measures for their individual performance metrics and then recommended by him to the Committee for final approval. The Committee determines Mr. Hicks’ performance achievement without his input.
The individual performance metrics for each of our NEOs for 2020 were as follows:

Individual Performance Metric Table

Name & Position	Individual Performance Metrics
Ken C. Hicks Chairman, President & CEO	■Achieve the Company’s performance metrics ■Strengthen the Company’s financial position ■Drive the major business initiatives to support the business ■Build a strong organization
Steve P. Lawrence EVP, Chief Merchandising Officer	■Drive the power merchandiser strategy ■Develop a more exciting and productive shopping experience in our stores ■Create a meaningful online business ■Build an industry leading retail team
Michael P. Mullican EVP, Chief Financial Officer	■Increase the productivity of our assets ■Improve our liquidity and balance sheet metrics ■Create flexibility to re-finance our long-term debt ■Build an industry leading finance organization
Sam J. Johnson EVP, Retail Operations	■Drive a power merchandiser strategy ■Develop a more exciting and productive shopping experience in our stores ■Increase the productivity of all of our assets ■Build an industry leading retail team
Jamey T. Rutherford SVP, Omnichannel
■Deliver top line growth with respect to our website while reducing losses
■Execute a five-year omnichannel strategic plan
■Improve the operational effectiveness of our website
■Build an industry leading omnichannel team

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Achievement of Performance Goals
The following table summarizes the 2020 Company and individual performance metric results:

		Level of Achievement
Metrics		Target	Achievement	Achievement as % of Target
Company Performance	Total Company EBITDA Dollars	$346.0 million	$634.9 million	183.5%
	Total Company Sales	$5.02 billion	$5.69 billion	113.4%
	ROIC %	14.6%	26.2%	178.9%

NEO		Target	Level of Goals Achieved as % of Target
Individual Performance	Ken C. Hicks	100.0%	300.0%
	Steve P. Lawrence	100.0%	200.0%
	Michael P. Mullican	100.0%	200.0%
	Sam J. Johnson	100.0%	200.0%
	Jamey T. Rutherford	100.0%	150.0%

The following table summarizes the 2020 bonus earned by each NEO under the Bonus Plan based on actual performance, as compared to the target opportunity, for each of our NEOs:

Name	2020 Base Salary ($)(1)	Target Bonus (%)	Target Bonus Amount ($)	% of Salary Earned for Achievement of Combined Company Performance Goals (%)	% of Salary Earned for Achievement of Individual Performance Goals (%)	Overall Achievement Factor (%)	Actual Bonus Achieved ($)
Ken C. Hicks	1,100,000	150	1,650,000	405.0	45.0	450.0	4,950,000
Steve P. Lawrence	727,115	120	872,538	216.0	24.0	240.0	1,745,077
Michael P. Mullican	506,206	100	506,206	180.0	20.0	200.0	1,012,412
Sam J. Johnson	496,525	100	496,525	180.0	20.0	200.0	993,049
Jamey T. Rutherford	348,269	75	261,202	135.0	11.3	146.3	509,344

1.Bonus payments under the Bonus Plan were calculated by multiplying each NEO’s weighted average annual base salary for 2020 by their target bonus opportunity, which was then adjusted by an overall achievement factor based on the combined weighted achievement of the Company and individual performance metrics. In response to the COVID-19 pandemic, the Committee temporarily reduced the base salary of each NEO by 50% from March 29, 2020 to June 7, 2020. In determining the weighted average annual base salary, the Committee determined it would not prorate for the reduction from March 29, 2020 to June 7, 2020 and that the bonus payment would be based on what the NEO would have received if their salary had not been temporarily reduced.

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IPO Bonus Payment
In 2020, the Committee awarded a special bonus payment of $100,000 to Mr. Mullican in recognition of his efforts and contributions with respect to our IPO.

Long-Term Equity Incentive Compensation
Our NEOs are provided annual equity awards. The Committee may also grant equity awards to address special situations that may arise from time to time. The use of long-term equity incentives creates a link between executive compensation and our long-term performance and growth, thereby creating alignment between executive officer and stockholder interests.
After our 2020 Omnibus Incentive Plan (or 2020 Equity Plan) became effective, no further awards will be granted under the 2011 Unit Incentive Plan (or 2011 Equity Plan). However, all outstanding awards granted under the 2011 Equity Plan will continue to be governed by the existing terms of the 2011 Equity Plan and the applicable award agreements.
Under our 2011 Equity Plan, we granted each NEO three types of equity awards: (i) stock options to purchase shares of the Company, or Options, (ii) performance-based RSUs, and (iii) time vested RSUs.
In 2020, approximately 67% of our March annual equity grants were delivered in Options. The Committee believes that Options, when granted with exercise prices equal to the fair market value of our shares on the date of grant, provide an appropriate long-term incentive for our executive officers, since the Options reward them only to the extent the price of our shares increases and stockholders realize value following their grant date.
In 2020, approximately 33% of our March annual equity grants were delivered in performance-based RSUs. The Committee believes that RSUs help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient. The Committee also believes that RSUs help us to manage dilution to existing stockholders and provide greater transparency and predictability to our executive officers regarding the ultimate value of their compensation opportunities.

Annual Equity Grant	Metric	Achievement	Outcome
2020 Grant: Performance-Based RSUs	Achieve 2020 Adjusted EBITDA target of $346M	$634M	100% of Grant Earned
Vesting
CEO	Upon determination by the Committee of achievement, 1/48th of the total number of Earned RSUs (as defined below) will vest for every monthly anniversary since the vesting commencement date, and thereafter 1/48th shall vest on each monthly anniversary of the vesting commencement date as mandated under Mr. Hicks’ employment agreement
Other NEOs	25% of Earned RSUs will vest on or after the determination of achievement set by the Committee, 25% will vest on each of the 2nd, 3rd, and 4th anniversaries of the vesting commencement date
In determining the appropriate mix of Options and RSUs for the annual equity grant, the Committee considers competitive market data of the types of equity award compensation provided to executive officers by the companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

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On March 5, 2020, the Company granted Options with an exercise price of $17.30 and performance-based RSUs to our NEOs, as reflected in the table below.

NEO	# Options	Grant Date $ Value of Options	# RSUs	Grant Date $ Value of RSUs
Mr. Hicks	276,430	2,369,005	96,279	1,665,627
Mr. Lawrence	69,107	603,304	24,069	416,394
Mr. Mullican	49,757	434,379	17,330	299,809
Mr. Johnson	49,757	434,379	17,330	299,809
Ms. Rutherford	19,350	168,926	6,739	116,585

Equity Awards Granted In 2020 - Options
The Options vest as follows:

•Mr Hicks: 1/48th of the Options become vested and exercisable on each monthly anniversary of the grant date, subject to Mr. Hicks’ continued service through the applicable vesting date as mandated under his employment agreement

•For Other NEOs: 25% of the Options become vested and exercisable on each anniversary of the grant date, subject to the grantee’s continued service through the applicable vesting date.

Equity Awards Granted In 2020 - Performance Based RSUs
Performance-based RSUs are structured so that only “Earned RSUs” are eligible to vest over the 4-year time vesting schedule. RSUs become “Earned RSUs” based on (i) the Company’s level of achievement of consolidated Adjusted EBITDA for the fiscal year in which the grant date occurs, such period, the RSU Grant Year, or (ii) the Company’s achievement of a specified target share price.
If the Company’s actual consolidated Adjusted EBITDA for the RSU Grant Year is: (i) equal to or greater than the “high performance target,” then 100% of the RSUs will be Earned RSUs; (ii) less than the “high performance target” but equal to or greater than the “low performance target,” then a specified percentage (based on a linear performance scale) of the RSUs will be Earned RSUs; and (iii) less than the “low performance target,” then none of the RSUs will become Earned RSUs.
On March 4, 2021, the Committee determined that the Company’s actual consolidated Adjusted EBITDA for 2020 was $634.9 million. This exceeded the high performance target of $346.0 million, and accordingly all of the RSUs became Earned RSUs.
The performance-based RSUs shown in the table above vest as follows:

a.For Mr. Hicks: Earned RSUs will vest in 1/48th increments upon each monthly anniversary of the grant date as mandated under his employment agreement.

For other NEOs: Earned RSUs will vest as follows:

a.25% on or after the date of determination by the Committee of the Company’s actual consolidated Adjusted EBITDA for the RSU Grant Year but prior to the second anniversary of the vesting commencement date (February 2, 2020);

b.50% on or after the second anniversary of the vesting commencement date but prior to the third anniversary of the vesting commencement date;

c.75% on or after the third anniversary of the vesting commencement date but prior to the fourth anniversary of the vesting commencement date; and

d.100% on or after the fourth anniversary of the vesting commencement date.

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Equity Awards Granted In 2020 - Additional RSU Awards
In connection with the Company’s anticipated IPO, on August 26, 2020, the Company granted the following RSU awards to each of the NEOs pursuant to a RSU Agreement under the 2011 Equity Plan, or the August 2020 RSU Agreement:

Name	# of RSUs Awarded(1)	Grant Date $ Value of RSUs
Ken C. Hicks	246,731	4,500,373
Steve P. Lawrence	109,658	2,000,162
Michael P. Mullican	109,658	2,000,162
Sam J. Johnson	109,658	2,000,162
Jamey T. Rutherford	82,243	1,500,112

1.Determined by dividing the grant value by $18.24, which is the closing price on the date of the grant

Provided that the executive is in continuous service, 25% of the RSUs vest on the first anniversary of the grant date and 75% vest on the second anniversary of the grant date.

Other Compensation
Retirement Benefits
Our 401(k) plan is our sole retirement plan. We do not provide defined benefit pensions, retiree medical or non-qualified deferred compensation.
Our 401(k) plan provides all eligible U.S. team members, including the NEOs, with an opportunity to save for retirement on a tax-advantaged basis. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the team members until distributed from the plan. After an employee has completed a full year and 1,000 work hours, we match up to 6% of employee eligible compensation based on the employee’s deferrals, up to applicable IRS limits, per calendar year for each employee and such matching contributions are immediately and fully vested.
Health Benefits
We provide various employee benefit programs to our NEOs, including medical, vision, dental, life insurance, accidental death and dismemberment, long-term disability, short-term disability, health savings accounts and wellness programs. These benefit programs are available to all of our salaried full-time team members.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Perquisites and Other Benefits
The benefits described below are provided to the NEOs to eliminate potential distractions from performing their regular job duties and to promote productivity, health and well-being. We believe the cost of these programs is counterbalanced by an increase in productivity by the NEOs receiving access to them. All of the perquisites and personal benefits described below have been approved by the Committee.
General
In order to maintain competitiveness in the market as well as to maintain continuity of leadership by encouraging physical and financial well-being, the Committee approved reimbursement for annual physicals for Messrs. Hicks and Johnson of up to $2,000, with a tax gross-up for Mr. Hicks in the additional amount of $2,001. Messrs. Hicks and Lawrence utilized the full $5,000 of financial planning reimbursement allowed, while Ms. Rutherford used only $2,075. Pursuant to the terms of his employment agreement, during Mr. Hicks’ employment: (i) the Company will pay directly or reimburse him for reasonable monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area, (ii) he will have use of a company-owned vehicle when in Katy, Texas with satellite radio and all maintenance and insurance costs with respect to such vehicle, and (iii) the Company will pay directly or reimburse him on a monthly basis for reasonable and necessary expenses incurred by Mr. Hicks in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and transportation to and from airports). In addition, he is entitled to receive from the Company on a monthly basis an additional payment in an amount sufficient to

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indemnify him on a net after-tax basis for any income tax associated with the provision of any of the perquisites described above.
The Company partners with various athletic organizations for business purposes and these organizations may include tickets to their events as part of our partnership with them. Executive officers and team members may have the opportunity to use these tickets for personal use, only if they are not already being used for business purposes. There is no incremental cost to the Company for providing these individual tickets to team members and so there is no amount to disclose on the Summary Compensation Table.

Compensation Peer Group
For purposes of comparing our executive compensation against the competitive market, the Committee reviews and considers the compensation levels and practices of a group of comparable retail companies. In December 2019, the Committee, with the input of data and analysis from Meridian Compensation Partners, or Meridian, the Company’s compensation consultant and the executive compensation team (i.e., our Chief Executive Officer, Chief Human Resources Officer and Vice President of Compensation, Benefits, Human Resource Operations, and Payroll), developed and approved the following compensation peer group for purposes of understanding the competitive market:

Advance Auto Parts, Inc.	Designer Brands Inc.	Sally Beauty Holdings, Inc.
Ascena Retail Group, Inc.	Dick’s Sporting Goods, Inc.	Tailored Brands, Inc.
AutoZone, Inc.	Foot Locker, Inc.	The Michaels Companies, Inc.
Burlington Stores, Inc.	GameStop Corp.	Tractor Supply Company
Caleres, Inc.	Genesco Inc.	Urban Outfitters, Inc.
Carter’s, Inc.	GNC Holdings, Inc.	Williams-Sonoma, Inc.

The companies in this compensation peer group were selected using the following criteria:
•Similar revenue size – 0.5x to 2.5x our last four fiscal quarters’ revenue as of the third quarter of 2019;
•Companies primarily in the retail business; and
•Similar business model and/or product.
This compensation peer group was used by the Committee during 2020 as a reference for understanding the compensation practices of companies in our industry sector and compensation peer group.
To analyze the compensation practices of the companies in our compensation peer group, Meridian gathered data for the peer group companies from public filings (primarily proxy statements). This market data was then used as a reference point for the Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.
The Committee reviews our compensation peer group at least annually and makes adjustments to its composition as necessary or appropriate, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

Compensation Program – Other Governance Matters
Role of the Committee
The Committee is comprised solely of non-employee directors. The Committee’s primary responsibilities are to determine the compensation of our Chief Executive Officer and other executive officers, evaluate our Chief Executive Officer’s performance, and administer our executive officer compensation and benefit programs. The Committee’s charter is available in the corporate governance section of our investor relations website at investors.academy.com.
When selecting and setting the amount of each compensation element, the Committee generally considers the following factors:
•our performance against the financial and operational objectives established by the Committee;
•each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executive officers at the companies in our compensation peer group;

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•the scope of each executive officer’s role compared to other similarly-situated executive officers at the companies in our compensation peer group;
•the performance of each individual executive officer, based on a subjective assessment of their contributions to our overall performance, ability to lead their business unit or function, and work as part of a team, all in furtherance of our core values;
•internal pay equity among our executive officers, including the NEOs (other than our Chief Executive Officer);
•our performance relative to our compensation peer group; and
•the compensation practices of our compensation peer group and how each executive officer’s target compensation compares to a ranking of similar positions in our compensation peer group.
During 2020 the Committee recommended equity awards for each NEO, and such awards were then granted by the Board. Following March 2021, the Committee will approve future equity awards for NEOs. In determining the amount of long-term incentive compensation for our executive officers as part of its annual compensation review, the Committee also considers the accounting impact of the proposed awards on our earnings and the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards, or burn rate, in relation to the median proportions of the companies in the retail sector benchmarks.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable. The Committee retains significant authority to adjust the compensation levels of our executive officers based on the foregoing, and other, factors that it may deem appropriate to achieve our overall compensation goals.
Role of Executive Compensation Team
In discharging its responsibilities, the Committee works with members of our executive compensation team (i.e., our Chief Executive Officer, Chief Human Resources Officer, and Vice President of Compensation, Benefits, Human Resources Operations, and Payroll). The executive compensation team (with input from Meridian) assists the Committee by providing information on our performance and the individual performance of our executive officers, as well as market and industry data, and the executive compensation team’s perspective and recommendations on compensation matters. The Committee solicits our executive compensation team’s recommendations and proposals with respect to adjustments to base salaries, annual cash bonus opportunities, long-term incentive compensation opportunities, perquisites, program structures, and other compensation-related matters for our executive officers. The Committee reviews and discusses these recommendations and proposals with some or all of the members of our executive compensation team and uses them as one factor in determining and approving the compensation for our executive officers. In addition, the level of attainment of each individual executive officer’s performance pursuant to the Company’s Executive Team Bonus Plan (described in “—2020 Executive Team Bonus Plan”) is recommended by our Chief Executive Officer (other than their own, which is determined by the Committee) to the Committee for its final approval. The executive officers on the executive compensation team for compensation recuse themselves from all Committee deliberations regarding their own individual compensation.
Role of Compensation Consultant
The Company has retained Meridian, a nationally-recognized compensation consulting firm, to serve as its executive compensation advisor. The Company has utilized Meridian for general input and guidance on components of our executive officer compensation program. Meridian advises the Company with respect to developing a compensation benchmarking peer group and market data for base salary, annual bonus, long-term equity compensation, and perquisites for similarly situated executive officers in the Company’s compensation peer group.
During 2020, Meridian provided the following services to the Company:
•Developed a compensation benchmarking peer group and approach that is used to develop competitive market data references.
•Provided competitive market data based on the compensation peer group for our executive officers.
•Reviewed the base salary levels, annual cash bonus opportunities, long-term incentive compensation opportunities.
•Provided an assessment of executive compensation trends within our industry.
Pursuant to its charter, the Committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, to assist in the performance of its responsibilities. In February 2021, the Committee retained as its independent advisor a nationally-recognized executive compensation consultant,

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Compensation Advisory Partners (“CAP”). CAP performs no work for management and reports directly to the Committee. The Committee has assessed the independence of CAP based on standards promulgated by the SEC and concluded that no conflict of interest exists that would prevent it from serving as an independent consultant to the Committee.
Employment Agreements
We have entered into employment agreements with each of our NEOs and all of our other executive officers to help ensure the retention of those executive officers who are critical to the future success of the Company. For additional information regarding our NEO employment agreements, see “—Employment Agreements with NEOs.”
Executive Officer Compensation Policies and Practices
In 2020, we either continued or adopted in connection with the IPO the following executive officer compensation policies and practices, which include policies and practices that we have implemented to drive performance as well as policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:
•Composition of the Compensation Committee. The Committee is comprised solely of non-employee directors.
•Annual Executive Officer Compensation Review. The Committee conducted an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes. In determining the base salary, bonus, long-term incentives, and perquisites for each of our NEOs, the Committee meets in March of each fiscal year to review and approve each executive officer’s compensation as compared to the Company’s compensation peer group. The Committee considers the data provided by Meridian and the recommendations provided by the Company’s executive compensation team and, in that context, approves the compensation for each NEO.
•Executive Officer Compensation Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive officer compensation with long-term stockholder interests, including the following:
◦Annual Performance Review. The Committee engages in an annual performance review of each NEO based on our Company’s results and individual performance.
◦Compensation At Risk. Our executive officer compensation program is designed so that a majority of compensation is “at risk” based on the Company’s performance, in the form of both short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.
◦No Defined Benefit Pension or Non-qualified Deferred Compensation Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements or non-qualified deferred compensation plans or arrangements to our executive officers.
◦Nominal Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members. However, in order to maintain continuity of leadership by encouraging physical well-being, the Committee has approved reimbursement for annual physicals for each of the NEOs in 2020.
◦No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.
◦No Options Granted with Exercise Price Below Fair Market Value, with Pre-IPO Fair Market Value determined based on Third-Party Valuations. All options have been granted with exercise prices equal to the fair market value of our shares on the date of grant. We believe that such equity awards provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that the value of our shares increases and stockholders realize value following their grant date. Prior to the IPO, the Board determined the fair market value of our Membership Units based on valuation reports intended to comply with the safe harbor under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and the regulations promulgated thereunder that it received on a quarterly basis from a third party valuation expert.
◦Multi-Year Time Vesting and Performance-Based Vesting Requirements for Equity Awards. The options and RSUs granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives. In addition, certain Options and RSUs granted in 2020 to our executive officers are subject to performance-based vesting requirements.
◦Hedging and Pledging Prohibited. We prohibit our executive officers from hedging our securities, pledging our securities as collateral for loans, or holding our securities in margin accounts.

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◦Adopted Stock Ownership Guidelines. We have adopted meaningful stock ownership guidelines for our officers. The CEO is required to hold five times their annual base salary, three times annual base salary for EVPs, two times annual base salary for executive officer SVPs, and a multiple of annual base salary for other covered officers. If an officer has not met the required levels of ownership within the five year prescribed timeframe, they will be required to retain 100% of any Company equity acquired (net of taxes) until they meet their applicable required ownership guidelines.
◦Adopted a Clawback Policy. We have adopted a clawback policy which provides for the recoupment of certain incentive compensation if the Committee determines that the incentive compensation of any participants was overpaid, in whole or in part, as a result of a misstatement triggering a restatement of the reported financial results of the Company due to the Company’s material noncompliance with financial reporting requirements under the securities laws, caused directly or indirectly by fraud, intentional illegal conduct or gross negligence. The Committee is closely monitoring the proposed SEC rules regarding recoupment of incentive-based compensation and will amend the policy if necessary when the final rules are adopted.

Tax and Accounting Implications
The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Code. We account for equity-based payments with respect to our long-term equity incentive award programs in accordance with the requirements of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or FASB ASC Topic 718.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended January 30, 2021 filed with the Securities and Exchange Commission.

Compensation Committee Members:

Nate H. Taylor, Chair	Bill S. Simon
Tom M. Nealon	Jeff C. Tweedy

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Summary Compensation Table
The following table summarizes the total compensation earned by our NEOs in the fiscal year ended January 30, 2021 (or 2020). We have omitted from this table the columns for Change in Pension Value and Nonqualified Deferred Compensation Earnings, because no NEO received such types of compensation during 2020.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ken C. Hicks	2020	1,004,808	—	6,166,000	2,369,005	4,950,000	952,138	15,441,951
Chairman, President, and Chief Executive Officer	2019	1,100,000	—	—	2,808,290	1,868,667	1,089,042	6,865,999
Steve P. Lawrence	2020	663,942	—	2,416,556	603,304	1,745,077	25,529	5,454,408
EVP, Chief Merchandising Officer	2019	677,596	200,000	—	1,428,983	858,663	—	3,165,242
Michael P. Mullican	2020	462,143	100,000	2,299,971	434,379	1,012,412	17,256	4,326,161
EVP, Chief Financial Officer	2019	487,827	—	—	571,336	505,353	23,667	1,588,183
Sam J. Johnson	2020	453,338	—	2,299,971	434,379	993,049	19,063	4,199,800
EVP, Retail Operations	2019	463,884	—	—	499,922	480,509	53,867	1,498,182
Jamey T. Rutherford SVP, Omnichannel	2020	317,981	—	1,616,697	168,926	509,344	18,599	2,631,547
1.The amounts reported in this column represent the NEO’s base salary earned during the specified fiscal year. In light of the COVID-19 pandemic, the Committee temporarily reduced the salary of each NEO by 50% from March 29, 2020 to June 7, 2020.
2.The 2020 amount reported in this column represents a special bonus paid to Mr. Mullican, in the discretion of the Committee, in recognition of his efforts and contributions with respect to our IPO.
3.The amounts reported in this column represent the grant date fair value of the RSUs granted to each of the NEOs in the specified fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements included in our Annual Report, incorporated by reference in these proxy material.
4.The amounts reported in this column represent the grant date fair value of the Options granted to each of the NEOs in the specified fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements included in our Annual Report, incorporated by reference in this Proxy Statement.
5.The amounts reported in this column represent the annual incentive bonus amounts earned by each NEO pursuant to the Bonus Plan.

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6.For a description of our perquisites, see “Other Compensation” in this Compensation Discussion and Analysis. The table below summarizes the items included in the “All Other Compensation” for each NEO for 2020:

Name	Fiscal Year	Financial Planning Services ($)	Executive Physical ($)	Perquisites Pursuant to Employment Agreement ($)	Fractional Share Payment Due to Stock Split(**) ($)	401(k) Plan Employer Matching Contribution ($)	Total All Other Compensation ($)
Ken C. Hicks	2020	5,000	3,801(*)	926,179(*)	58	17,100	952,138
Steve P. Lawrence	2020	5,000	—	—	57	20,472	25,529
Michael P. Mullican	2020	—	—	—	71	17,185	17,256
Sam J. Johnson	2020	—	1,800	—	75	17,188	19,063
Jamey T. Rutherford	2020	2,075	—	—	50	16,474	18,599
(*) “All Other Compensation” includes:
i.$1,800 in connection with an executive physical with a tax gross-up of $2,001;
ii.$47,667 for monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area, which includes a $59,376 tax-gross up on these amounts per his employment agreement;
iii.$14,177 for use of a Company-owned vehicle when in Katy, Texas with satellite radio and all maintenance and insurance costs with respect to such vehicle (calculated as described below), which includes a $17,160 tax gross-up on the cost of the Company vehicle usage; and
iv.$750,299 for expenses incurred in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and for transportation to and from airports), which includes a $37,500 tax-gross up on the cost of flights and transportation to and from his flights to his home.
We calculated the incremental cost to us for Mr. Hicks’ personal use of a Company vehicle (including commuting and business travel not considered directly and integrally related to the performance of his duties) based on the depreciation expense, cost of insurance, and operating costs, such as fuel and maintenance, related to such travel. The incremental costs of personal trips using other ground transportation arrangements, such as vehicle services, are valued at the actual cost to us.

(**) A cash payment made by the Company to all participants with an outstanding equity award from the 2011 Equity Plan who had fractional shares which were rounded down pre-IPO holdings to the nearest full share after the IPO reverse stock split.

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Grants of Plan Based Awards in 2020
The following table provides information with regard to each grant of plan-based awards made to a NEO under any plan during the fiscal year ended January 30, 2021. For additional information regarding non-equity incentive plan awards, please see “—2020 Executive Team Bonus Plan.” For additional information regarding equity incentive plan awards, please see “Long-Term Equity Incentive Compensation.”
Grants of Plan Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ken C. Hicks	Annual Bonus	—	825,000	1,650,000	4,950,000	—	—	—	—	—	—	—
	Performance RSUs	3/5/2020	—	—	—	33,782	96,279	—	—	—	—	1,665,627
	Time Options	3/5/2020	—	—	—	—	—	—	—	276,430	17.30	2,369,005
	Time RSUs	8/26/2020	—	—	—	—	—	—	246,731	—	—	4,500,373
Steve P. Lawrence	Annual Bonus	—	436,269	872,538	1,745,076	—	—	—	—	—	—	—
	Performance RSUs	3/5/2020	—	—	—	8,445	24,069	—	—	—	—	416,394
	Time Options	3/5/2020	—	—	—	—	—	—	—	69,107	17.30	603,304
	Time RSUs	8/26/2020	—	—	—	—	—	—	109,658	—	—	2,000,162
Michael P. Mullican	Annual Bonus	—	253,103	506,206	1,012,412	—	—	—	—	—	—	—
	Performance RSUs	3/5/2020	—	—	—	6,080	17,330	—	—	—	—	299,809
	Time Options	3/5/2020	—	—	—	—	—	—	—	49,757	17.30	434,379
	Time RSUs	8/26/2020	—	—	—	—	—	—	109,658	—		2,000,162
Sam J. Johnson	Annual Bonus	—	248,262	496,525	993,050	—	—	—	—	—	—	—
	Performance RSUs	3/5/2020	—	—	—	6,080	17,330	—	—	—	—	299,809
	Time Options	3/5/2020	—	—	—	—	—	—	—	49,757	17.30	434,379
	Time RSUs	8/26/2020	—	—	—	—	—	—	109,658	—	—	2,000,162
Jamey T. Rutherford	Annual Bonus	—	130,600	261,201	522,403	—	—	—	—	—	—	—
	Performance RSUs	3/5/2020	—	—	—	2,364	6,739	—	—	—	—	116,585
	Time Options	3/5/2020	—	—	—	—	—	—	—	19,350	17.30	168,926
	Time RSUs	8/26/2020	—	—	—	—	—	—	82,243	—	—	1,500,112
1.Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable to each NEO in 2020 under our Bonus Plan at threshold, target and maximum levels of performance, in each case calculated by multiplying each NEO’s weighted average base salary for 2020 as approved by the Committee (and without taking into account the temporary reductions for COVID-19) by the applicable percentage at which the bonus would pay out based on the combined weighted achievement of the Company and individual performance metrics at each such level. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in “—2020 Executive Team Bonus Plan” above.
2.The vesting schedule applicable to each Option and RSU award is set forth in the “—Outstanding Equity Awards at 2020 Fiscal Year End Table” table.
3.The target level of achievement is the highest level of achievement possible under the equity incentive plan awards listed in this table.
4.The amounts reported in this column do not reflect the actual economic value realized by the NEO. The amounts reported in this column represent the grant date fair value of the Options and RSUs granted to each of the NEOs in 2020 pursuant to an award agreement under the 2011 Equity Plan, computed in accordance with FASB Accounting Standards Codification Topic 718. The valuation assumptions used in determining such amounts are described in Note 9, Equity and Share-Based Compensation to our audited consolidated financial statements incorporated by reference in this Proxy Statement. The grant date fair value of the performance-based RSUs, is based upon the probable outcome of the performance conditions at the date of grant and assumes the “target” level of performance is achieved, which is the highest level of performance condition achievable for the awards.

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Outstanding Equity Awards at 2020 Fiscal Year End
The following table provides information with regard to each outstanding equity award held by the NEOs on January 30, 2021.
Outstanding Equity Awards at Fiscal Year End Table

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date(4)	Number of Shares of Stock that Have Not Vested (#)(5)	Market Value of Shares of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)(7)
Ken C. Hicks	9/16/2018(8)	—	—	82,243	17.14	9/16/2028	—	—	—	—
	9/16/2018(9)	113,082	51,405	—	17.14	9/16/2028	—	—	—	—
	3/7/2019(10)	52,016	56,545	—	16.57	3/7/2029	—	—	—	—
	3/7/2019(11)	101,019	119,394	—	16.57	3/7/2029	—	—	—	—
	3/5/2020(12)	—	—	—	—	—	—	—	96,279	2,069,999
	3/5/2020(13)	57,588	218,842	—	17.30	3/5/2030	—	—	—	—
	8/26/2020(14)	—	—	—	—	—	246,731	5,304,717	—	—
Steve P. Lawrence	3/7/2019(15)	—	—	—	—	—	33,949	729,904	—	—
	3/7/2019(16)	8,481	25,444	—	16.57	3/7/2029	—	—	—	—
	3/7/2019(17)	32,640	97,921	—	16.57	3/7/2029	—	—	—	—
	3/5/2020(18)	—	—	—	—	—	—	—	24,069	517,484
	3/5/2020(19)	—	69,107	—	17.30	3/5/2030	—	—	—	—
	8/26/2020(20)	—	—	—	—	—	109,658	2,357,647	—	—
Michael P. Mullican	3/23/2017(21)	6,626	2,209	6,803	16.70	3/23/2027	—	—	—	—
	3/23/2017(22)	23,457	7,820	—	16.70	3/23/2027	—	—	—	—
	4/5/2018(23)	—	—	20,448	16.48	4/5/2028	—	—	—	—
	4/5/2018(24)	20,448	20,448	—	16.48	4/5/2028	—	—	—	—
	6/22/2018(25)	—	—	—	—	—	59,898	1,287,807	—	—
	3/7/2019(16)	5,427	16,248	—	16.57	3/7/2029	—	—	—	—
	3/7/2019(17)	11,020	33,062	—	16.57	3/7/2029	—	—	—	—
	3/5/2020(18)	—	—	—	—	—	—	—	17,330	372,595
	3/5/2020(19)	—	49,757	—	17.30	3/5/2030	—	—	—	—
	8/26/2020(20)	—	—	—	—	—	109,658	2,357,647	—	—
Sam J. Johnson	6/6/2017(21)	4,969	1,656	5,103	16.70	6/6/2027	—	—	—	—
	6/6/2017(22)	17,593	5,864	—	16.70	6/6/2027	—	—	—	—
	4/5/2018(23)	—	—	16,614	16.48	4/5/2028	—	—	—	—
	4/5/2018(24)	16,613	16,615	—	16.48	4/5/2028	—	—	—	—
	6/22/2018(25)	—	—	—	—	—	37,437	804,896	—	—
	3/7/2019(16)	4,749	14,249	—	16.57	3/7/2029	—	—	—	—

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	3/7/2019(17)	9,643	28,929	—	16.57	3/7/2029	—	—	—	—
	3/5/2020(18)	—	—	—	—	—	—	—	17,330	372,595
	3/5/2020(19)	—	49,757	—	17.30	3/5/2030	—	—	—	—
	8/26/2020(20)	—	—	—	—	—	109,658	2,357,647	—	—
Jamey T. Rutherford	6/22/2018(25)	—	—	—	—	—	5,990	128,785	—	—
	6/22/2018(23)	—	—	5,623	16.70	6/22/2028	—	—	—	—
	6/22/2018(24)	9,457	9,458	—	16.70	6/22/2028	—	—	—	—
	3/7/2019(16)	2,374	7,125	—	16.57	3/7/2029	—	—	—	—
	3/7/2019(17)	4,821	14,465	—	16.57	3/7/2029	—	—	—	—
	3/5/2020(18)	—	—	—	—	—	—	—	6,739	144,889
	3/5/2020(19)	—	19,350	—	17.30	3/5/2030	—	—	—	—
	8/26/2020(20)	—	—	—	—	—	82,243	1,768,225	—	—

1.The numbers in this column represent vested Options outstanding as of January 30, 2021.
2.The numbers in this column represent (i) unvested time-based options, or Time Options, outstanding as of January 30, 2021, or (ii) unvested performance-based options, or Performance Options, which are eligible to become vested and exercisable, or Earned, and are subject to time vesting as of January 30, 2021.
3.The numbers in this column represent unvested Performance Options that are not Earned as of January 30, 2021.
4.The expiration date for each of the Options is the date that is ten years after the initial grant date.
5.The numbers in this column represent RSUs that are subject to time vesting conditions.
6.The numbers in this column represent RSUs that are subject to performance vesting conditions.
7.Amounts reported are based on $21.50 (also referred to as the Market Value Per Share), which was the closing price of our common stock on January 29, 2021, the last trading day before the end of our 2020 fiscal year.
8.As of the 2020 fiscal year end, the Performance Options granted to Mr. Hicks under the 2018 CEO Option Agreement have not become Earned because the Committee determined that the Company’s actual consolidated Adjusted EBITDA for the Option grant year was less than the “low performance target.” Pursuant to the 2018 CEO Option Agreement, if the Committee determines that the fair market value of a share as of the specified measurement date equals or exceeds the specified target share price, then 100% of the Performance Options that have not become Earned as of such date will become vested and exercisable immediately upon such determination, subject to continued employment through the applicable vesting date.
9.The Time Options granted to Mr. Hicks under the 2018 CEO Option Agreement vest as follows: 1/48th of the Options become vested and exercisable on each monthly anniversary of the vesting commencement date (April 5, 2018), subject to continued employment through the applicable vesting date.
10.The Performance Options granted to Mr. Hicks under the 2019 CEO Option Agreement are Earned with respect to a percentage of shares that are subject to the Performance Options based on the Company’s level of achievement of consolidated Adjusted EBITDA for the fiscal year in which the grant date occurred. The Committee determined that as of March 5, 2020, the Company met the Option grant year “high performance target” of $317.3 million in 2019 by achieving an actual Adjusted EBITDA dollar amount of $323.2 million. Accordingly, 100% of the Performance Options granted under the 2019 CEO Option Agreement became Earned and will vest pursuant to the applicable time vesting provisions for Performance Options in the 2019 CEO Option Agreement.
11.The Time Options granted to Mr. Hicks under the 2019 CEO Option Agreement vest as follows: 1/48th of the Time Options become vested and exercisable on each monthly anniversary of the grant date, subject to continued employment through the applicable vesting date.
12.The RSUs granted to Mr. Hicks are subject to performance-based vesting pursuant to the 2020 CEO RSU Agreement. On March 4, 2021, the Committee determined that the Company’s actual consolidated Adjusted EBITDA for 2020 was $634.9 million, which was in excess of the high performance target of $346.0 million, and accordingly all the RSUs subject to the 2020 CEO RSU Agreement became Earned RSUs and will vest pursuant to the applicable time vesting provision in the 2020 CEO RSU Agreement.
13.The Time Options granted to Mr. Hicks under the 2020 CEO Option Agreement vest as follows: 1/48th of the Options become vested and exercisable on each monthly anniversary of the grant date, subject to Mr. Hicks’ continued service through the applicable vesting date.
14.The RSUs granted to Mr. Hicks are subject to time-based vesting pursuant to the August 2020 RSU Agreement. 25% of the RSUs vest on or after the first anniversary of the grant date but prior to the second anniversary of the grant date, and 75% of the RSUs vest on or after the second anniversary of the grant date.

Academy Sports and Outdoors, Inc.	44	2021 Proxy Statement

15.The RSUs granted to Mr. Lawrence are subject to time-based vesting pursuant to the 2019 Executive RSU Agreement. The RSUs vest as follows: 25% on or after the first anniversary of the grant date but prior to the second anniversary of the grant date, (ii) 25% on or after the second anniversary of the grant date but prior to the third anniversary of the grant date, (iii) 25% on or after the third anniversary of the grant date but prior to the fourth anniversary of the grant date, and (iv) 25% on or after the fourth anniversary of the grant date.
16.The Performance Options granted to the executive under the 2019 Executive Option Agreement are eligible to become Earned with respect to a percentage of the Performance Options based on the Company’s level of achievement of consolidated Adjusted EBITDA for the fiscal year in which the grant date occurred. The Committee determined that as of March 5, 2020, the Company met the Option grant year “high performance target” of $317.3 million in 2019 by achieving an actual Adjusted EBITDA dollar amount of $323.2 million. Accordingly, 100% of the Performance Options granted under the 2019 Executive Option Agreement became Earned and will vest pursuant to the applicable time vesting provisions for Performance Options in the 2019 Executive Option Agreement.
17.The Time Options granted to the executive under the 2019 Executive Option Agreement vest as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to continued employment through the applicable vesting date.
18.The RSUs granted to the executive are subject to performance-based vesting pursuant to the 2020 Executive RSU Agreement. On March 4, 2021, the Committee determined that the Company’s actual consolidated Adjusted EBITDA for 2020 was $634.9 million, which was in excess of the high performance target of $346.0 million, and accordingly 100% of the RSUs subject to the 2020 Executive RSU Agreement became Earned RSUs and will vest pursuant to the applicable time vesting provisions in the 2020 Executive RSU Agreement.
19.The Options granted to the executive under the 2020 Executive Option Agreement vest as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to the grantee’s continued service through the applicable vesting date.
20.The RSUs granted to the executive are subject to time-based vesting pursuant to the applicable vesting provisions of August 2020 RSU Agreement.
21.The Performance Options granted to the executive under the 2017 Executive Option Agreement are eligible to become Earned with respect to a percentage of the Performance Options based on the Company’s level of achievement of consolidated Adjusted EBITDA for the fiscal year in which the grant date occurred. For 2017, the Committee determined that the Company’s actual consolidated Adjusted EBITDA for the Option grant year was less than the “high performance target” but greater than the “low performance target.” Accordingly, a specified percentage (56.5%) of the Performance Options granted under the 2017 Executive Option Agreement became Earned and vest pursuant to the applicable time vesting provisions for Performance Options in the 2017 Executive Option Agreement, with the remaining portion of the Performance Options not being Earned. Pursuant to the 2017 Executive Option Agreement, if the Committee determines that the fair market value of a share as of the specified measurement date equals or exceeds the specified target share price, then 100% of the Performance Options that have not become Earned as of such date will become Earned and vest immediately upon such determination, subject to continued employment. However, on March 4, 2021, the Committee determined that the fair market value of a share was less than the specified target share price and, accordingly, all of the Performance Options not Earned were forfeited.
22.The Time Options granted to the executive under the 2017 Executive Option Agreement vest as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to continued employment through the applicable vesting date.
23.As of the 2020 fiscal year end, the Performance Options granted to the executive under the 2018 Executive Option Agreement, or for Ms. Rutherford under her 2018 option agreement, have not become Earned because the Committee determined that the Company’s actual consolidated Adjusted EBITDA for the Option grant year was less than the “low performance target.” Pursuant to the 2018 Executive Option Agreement, or for Ms. Rutherford under her 2018 option agreement, if the Committee determines that the fair market value of a share as of the specified measurement date equals or exceeds the specified target share price, then 100% of the Performance Options that have not become Earned as of such date will become Earned and vest immediately upon such determination, subject to continued employment.
24.The Time Options granted to the executive under the 2018 Executive Option Agreement, or for Ms. Rutherford under her 2018 option agreement, vest as follows: 25% become vested and exercisable on each anniversary of the grant date, subject to continued employment through the applicable vesting date.
25.The RSUs granted to the executive are subject to time-based vesting pursuant to the 2018 Executive RSU Agreement, or for Ms. Rutherford under her 2018 RSU agreement. The RSUs vest as follows: 25% on or after the first anniversary of the grant date but prior to the second anniversary of the grant date, (ii) 25% on or after the second anniversary of the grant date but prior to the third anniversary of the grant date, (iii) 25% on or after the third anniversary of the grant date but prior to the fourth anniversary of the grant date, and (iv) 25% on or after the fourth anniversary of the grant date.

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Option Exercises and RSUs Vested
The following table provides information on RSU awards that vested, including the number of shares acquired upon vesting and the value realized, determined as described below during the fiscal year ended January 30, 2021. None of the NEOs exercised any Options during 2020.
Fiscal 2020 RSUs Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Ken C. Hicks	233,426	3,043,875
Steve P. Lawrence	11,316	147,560
Michael P. Mullican	59,898	781,069
Sam J. Johnson	37,436	488,165
Jamey T. Rutherford	5,989	78,096
1.RSUs granted prior to the IPO have a transaction event as a vesting criteria in addition to other criteria (e.g. service). Upon the closing of the IPO, the transaction event criteria was achieved and multiple tranches of RSUs that had previously satisfied the time vesting conditions became vested.
2.Amounts reported are based on $13.04, which was the closing price of a share of our common stock on October 6, 2020, the day the RSUs vested.

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Employment Agreements with NEOs
The Company entered into an employment agreement with each of our NEOs and certain other members of senior management to help ensure the retention of those executive officers critical to the future success of the Company.
In general, each employment agreement provides for the following terms:
•Employment periods end on the first anniversary of the effective date of the employment agreement and automatically extend for an additional year on each anniversary of the effective date unless written notice of termination is given no later than 30 days prior to the end of the employment period (including any extension thereof) by either the Company or the NEO.
•NEOs are entitled to a base salary, which may be increased at the discretion of the Board or the Committee and is eligible to participate in the Bonus Plan pursuant to target bonus opportunities and pre-established performance targets, as determined by the Board or Committee.
•Our NEOs are entitled to reimbursement for all reasonable business expenses incurred in performing services under the NEO’s employment agreement in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from home on business or at the request of and in the service of the Company.
•The following restrictive covenants apply to each NEO:
i.during employment and perpetually upon termination, confidentiality and assignment of all rights of any intellectual property created during employment to the Company; and
ii.during employment and for up to 24 months (or 18 months for Ms. Rutherford) following termination, a non-compete, non-solicitation and no hire of team members, and non-solicitation of customers.
•Severance payments following termination of employment under certain circumstances, subject to execution of a release of claims and compliance with certain restrictive covenants, described under the heading “Potential Payments upon Termination of Employment or Change of Control.”
Specific Provisions for Mr. Hicks:
•Any time-vesting component of such annual equity award will provide for ratable monthly vesting over the applicable vesting period for such awards (subject, for any portion of the award that has both time-based and performance-based vesting, to any modifications imposed by the applicable performance vesting conditions, such as no vesting occurring prior to the date on which it is determined that the applicable performance conditions have been achieved); however if his service is terminated by the Company without Cause or due to his resignation for Good Reason (as such terms are defined in Mr. Hicks’ employment agreement) at any time prior to the sixth monthly anniversary of the grant date, then 6/48th of the annual equity award will be vested and exercisable on the date of such termination.
•Reimbursement for entertainment and travel expenses incurred in performing services under his Employment Agreement and in accordance with the Company’s expense reimbursement policy, including all travel expenses while away from the Katy, Texas area on business or at the request of and in the service of the Company.
•Reimbursement or payment directly by the Company for reasonable monthly rent and utilities costs (including electric, gas, water, alarm, cable, housekeeping and internet but excluding meals and laundry) for a furnished rental apartment in the Katy, Texas area.
•Use of a Company-owned vehicle when in Katy, Texas with satellite radio and all maintenance and insurance costs with respect to such vehicle.
•Reimbursement or payment directly by the Company on a monthly basis for reasonable and necessary expenses incurred by Mr. Hicks in connection with periodic travel from work in Katy, Texas to his residence in California (including jet card payments for private air travel, cost of meals on the flights and transportation to and from airports).
•Receipt from the Company on a monthly basis an additional payment in an amount sufficient to indemnify him on a net after-tax basis for any income tax associated with the provision of these perquisites.
Specific Provisions for Mr. Lawrence:
•Agreement has no specified employment term and may be terminated by either the Company or Mr. Lawrence with a written notice of termination.

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Severance and Change of Control Arrangements
Each NEO is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without Cause (as defined below) or a resignation by the NEO for Good Reason (as defined below). We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Severance benefits help us retain our NEOs and allow our NEOs to focus on our business objectives without concern for their employment security in the event of a termination.
In addition, we have approved accelerated vesting provisions for Options and RSUs granted to NEOs in connection with a Change of Control (as defined in the 2011 Equity Plan or the 2020 Equity Plan, as applicable to the award), and limited acceleration in the cases of termination due to death or disability in the absence of a Change of Control. Please see “— Potential Payments Upon Termination of Employment or Change of Control” for additional information regarding accelerated vesting in connection with a Change of Control.
Payments and Benefits
•Any severance payments and benefits are subject to timely execution, without revocation, of an effective release of claims in favor of the Company and its affiliates.
•Our NEOs are not entitled to any severance payments or benefits if terminated for Cause or if any resigns without Good Reason.
Death or Disability
If employment is terminated due to death or disability, the Company will pay to the executive or the designated beneficiary or legal representative (if applicable):
•Pro rata portion of the annual bonus under the Bonus Plan for the fiscal year in which the termination date occurs with the amount paid based solely on the Company’s financial performance metrics.
•Termination due to death or disability triggers limited accelerated vesting of outstanding Time Options and Performance Options (i.e., through the next vesting date and in the case of performance awards, solely to the extent earned).
Without Cause or for Good Reason
If the Company terminates employment without Cause or the NEO resigns for Good Reason, the Company will pay the following benefits:
i.NEOs receive a cash severance payment equal to the product of their severance multiple multiplied by the sum of their current base salary and the average annual bonus paid to (or earned by, to the extent not yet paid as of the termination date) for the two fiscal years immediately preceding the fiscal year in which the termination date occurs. Severance is paid ratably in equal monthly installments following the termination date in accordance with the Company’s normal payroll cycle and procedures or to NEO’s estate or beneficiaries in a lump sum payment within 30 days following the date of death.

NEO	Severance Multiple	# of Monthly Installments
Mr. Hicks	2.0x	24
Mr. Lawrence	2.0x	24
Mr. Mullican	2.0x	24
Mr. Johnson	2.0x	24
Ms. Rutherford	1.5x	18
ii.All NEOs receive a pro rata portion of the annual bonus earned under the Bonus Plan for the fiscal year immediately preceding the fiscal year in which termination occurs (in lieu of the annual bonus that would have otherwise been due under the Bonus Plan for the performance period in which the termination date occurs). This is paid in equal installments ratably over 12 months following the termination date in accordance with the Company’s normal payroll cycle and procedures.
iii.NEOs receive an amount equal to 24 months (or 18 months for Ms. Rutherford) of basic life insurance premiums at the rates in effect immediately prior to the termination date and paid in a lump sum in cash on the first payroll date following the effective date of the release.
iv.NEOs (other than Mr. Hicks) and covered dependents receive medical insurance benefits (no less favorable than those provided to active NEOs and contingent on electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA) during the 24 month period (or 18 month period for

Academy Sports and Outdoors, Inc.	48	2021 Proxy Statement

Ms. Rutherford) following the termination date at a price equal to the COBRA rate while eligible for COBRA and thereafter at the cost of coverage. The Company will pay to the NEO each month during the 24 month period (or 18 month period for Ms. Rutherford) an amount equal to the excess, if any, of the monthly premium under the Company’s benefit plans under which such medical insurance benefits are provided, over the amount of the NEO’s portion of such premiums as if the NEO was an active employee. Payments provided under this benefit will cease at such time the NEO commences to receive medical insurance benefits from a subsequent employer.

Potential Payments Upon Termination of Employment or Change of Control
Each NEO is entitled to potential payments and benefits, including full acceleration of time vesting and Earned performance Options and Earned RSUs (and if the Change of Control (as defined in the 2011 Equity Plan or the 2020 Equity Plan, as applicable to the award) occurs in the first year of a performance period, all performance awards are deemed to be earned), in connection with a termination of employment or a Change of Control. The information below describes and estimates potential payments and benefits to which the NEOs would be entitled under existing arrangements if a qualifying termination of employment or Change of Control occurred on January 30, 2021, the last business day of our 2020 fiscal year, when the closing price of our stock was $21.50. These benefits are in addition to benefits available generally to salaried team members. Note that amounts actually paid or distributed in connection with a termination of employment or a Change of Control may differ from the estimates below.

Academy Sports and Outdoors, Inc.	49	2021 Proxy Statement

Potential Payments upon Termination or Change of Control

		Termination Event
NEO	Payment Type	Death or Disability ($)	Without Cause or Resignation for Good Reason ($)	Change of Control ($)
Mr. Hicks	Cash Severance (Salary and Bonus)	—	4,068,668	—
	Pro Rata Bonus	4,455,000	1,868,668	—
	COBRA Insurance	—	—	—
	Life Insurance	—	239	—
	Accelerated Vesting: Time Options	61,768	—	1,731,875
	Accelerated Vesting: Performance Options	11,147	—	278,767
	Accelerated Vesting: Restricted Units	—	—	7,374,715
	TOTAL	4,527,915	5,937,575	9,385,357
Mr. Lawrence	Cash Severance (Salary and Bonus)	—	2,318,663	—
	Pro Rata Bonus	1,570,569	858,663	—
	COBRA Insurance	—	23,253	—
	Life Insurance	—	366	—
	Accelerated Vesting: Time Options	233,474	—	773,000
	Accelerated Vesting: Performance Options	41,811	—	125,439
	Accelerated Vesting: Restricted Units	—	—	3,605,034
	TOTAL	1,845,854	3,200,945	4,503,473
Mr. Mullican	Cash Severance (Salary and Bonus)	—	1,738,261	—
	Pro Rata Bonus	911,171	505,353	—
	COBRA Insurance	—	23,253	—
	Life Insurance	—	366	—
	Accelerated Vesting: Time Options	195,433	—	512,160
	Accelerated Vesting: Performance Options	37,363	—	90,888
	Accelerated Vesting: Restricted Units	—	—	4,018,049
	TOTAL	1,143,967	2,267,233	4,621,097
Mr. Johnson	Cash Severance (Salary and Bonus)	—	1,622,793	—
	Pro Rata Bonus	893,745	480,509	—
	COBRA Insurance	—	23,253	—
	Life Insurance	—	366	—
	Accelerated Vesting: Time Options	169,632	—	463,154
	Accelerated Vesting: Performance Options	31,361	—	78,196
	Accelerated Vesting: Restricted Units	—	—	3,535,138
	TOTAL	1,094,738	2,126,921	4,076,488
Ms. Rutherford	Cash Severance (Salary and Bonus)	—	881,421	—
	Pro Rata Bonus	470,163	259,380	—
	COBRA Insurance	—	15,371	—
	Life Insurance	—	275	—
	Accelerated Vesting: Time Options	66,782	—	197,981
	Accelerated Vesting: Performance Options	11,709	—	35,126
	Accelerated Vesting: Restricted Units	—	—	2,041,898
	TOTAL	548,654	1,156,447	2,275,005
The acceleration value of Options and RSUs in the table above were calculated using the Market Value Per Share.

Academy Sports and Outdoors, Inc.	50	2021 Proxy Statement

Definitions
Terminate for Cause:
The following reasons qualify as “Cause”:
i.NEO commits gross negligence or willful misconduct, an act of fraud, embezzlement, theft or other criminal act in connection with his duties or in the course of his employment with the Company;
ii.NEO commits an act leading to a conviction of a felony or a misdemeanor involving moral turpitude;
iii.NEO commits a material breach of any provision of his employment agreement; or
iv.NEO fails to perform any and all covenants contained in his employment agreement (including fiduciary duties and other employment obligations) for any reason other than death, disability.
pursuant to the terms of their employment agreement, NEOs will have 30 days after receiving notice of a termination for Cause to cure or remedy any breach pursuant to items (iii) or (iv) above.
Terminate for Good Reason:
The following reasons qualify as “Good Reason” if they occur without the applicable NEO’s prior written consent:
i.NEO (other than Messrs. Lawrence and Johnson, and Ms. Rutherford) is assigned any position, authority, duties or responsibilities that are materially inconsistent with current position, authority, duties, or other responsibilities as contemplated by applicable employment agreement, or, with respect to Mr. Johnson, a material diminution of his position, authority, duties or other responsibilities as contemplated by his employment agreement;
ii.Reduction to base salary and annual target bonus opportunity in the aggregate;
iii.Material breach by the Company of any provision of the applicable employment agreement;
iv.Relocation of the principal place of employment to a location more than 35 miles (Mr. Mullican) or 50 miles (other NEOs, excluding Mr. Hicks) from the principal place of employment provided in the employment agreement if a move to such other location materially increases NEO’s commute.
•The Company will have 30 days after receiving notice of a termination for Good Reason to cure or remedy any breach of the employment agreement by the Company.
•NEO will not be treated as having terminated employment for a Good Reason event if NEO incurs a separation from service more than one (1) year for Messrs. Hicks and Mullican, and six (6) months for all other NEOs following the initial existence of the Good Reason condition, or if NEO has not given the Company written notice of the Good Reason condition within 90 days after the initial existence of the Good Reason condition, or NEO waives, in writing, right to claim Good Reason because of the event.
•In the event Messrs. Mullican and Johnson or Ms. Rutherford elects not to extend the employment agreement, such non-renewal will be deemed a termination by the NEO without Good Reason, and in the event the Company elects not to extend the employment period, such non-renewal will be deemed a termination by the Company of his employment without Cause.

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Stock Ownership Guidelines
The Board has adopted Stock Ownership Guidelines applicable to the non-employee directors, the Chief Executive Officer, and the other covered executives. The guidelines are as follows:

Covered Position	Multiple of Pay	Applicable Pay
Non-Employee Directors	3.0x	Annual cash retainer (does not include committee fees)
Chief Executive Officer	5.0x	Annual base salary
Executive Vice Presidents	3.0x	Annual base salary
Senior Vice Presidents – executive officer	2.0x	Annual base salary
Senior Vice Presidents – non-executive officer	1.0x	Annual base salary
Vice Presidents	0.5x	Annual base salary
The guidelines allow covered directors and executives up to five years to comply with the guidelines. The following holdings are counted as eligible securities:
•shares of common stock owned outright by the individual, or jointly with or separately by the individual’s spouse;
•shares of common stock held in trust for the benefit of the individual,
•shares of common stock held in the Company’s 401(k) plan;
•“in the money” vested stock options;
•performance-based restricted stock and restricted stock units that have met the performance criteria but have not yet vested and/or settled; and
•time-based restricted stock and restricted stock units.
Covered directors and executives who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 100% of any Company equity acquired (net of taxes) until the next compliance date on which their ownership of eligible securities meets applicable required guidelines.

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OWNERSHIP OF SECURITIES

Beneficial Ownership of Company Common Stock

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock, par value $0.01 per share, as of April 12, 2021 (unless otherwise noted) by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors, and (4) all of our directors and our executive officers as a group. As of the close of business on April 12, 2021, there were 93,800,559 shares of our common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. Pursuant to the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of April 12, 2021.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of common stock, and unless otherwise indicated, the address of each beneficial owner listed below is c/o Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449.

	Beneficial Ownership of Our Securities
Name of Beneficial Owner	Number	Percentage of Total Common Stock
5% Owners:
KKR Stockholders(1)	41,845,602	44.6%

Named Executive Officers(2):
Ken C. Hicks	649,102	*
Michael P. Mullican	157,401	*
Steve P. Lawrence	119,674	*
Sam J. Johnson	129,433	*
Jamey T. Rutherford	42,463	*
Directors:
Wendy A. Beck	3,741	*
Brian T. Marley	35,801	*
Tom M. Nealon	1,340	*
Vishal V. Patel(1)	—	—
Allen I. Questrom	5,178	*
Bill S. Simon	39,983	*
Nate H. Taylor(1)	—	—
Jeff C. Tweedy	5,178	*
Aileen X. Yan(1)	—	—
Directors and executive officers as a group(2) (18 persons)	1,743,073	1.83%
(*)     Less than one percent.

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(1)     KKR 2006 Allstar Blocker L.P. holds 7,543,597 shares of our common stock; (ii) Allstar Co-Invest Blocker L.P. holds 14,969,509 shares of our common stock; and (iii) Allstar LLC holds 19,332,496 shares of our common stock. Each of KKR 2006 Fund (Allstar) L.P. (as the managing member of Allstar LLC); KKR Associates 2006 AIV L.P. (as the general partner of KKR 2006 Fund (Allstar) L.P.); Allstar Co-Invest GP LLC (as the general partner of Allstar Co-Invest Blocker L.P.); KKR 2006 AIV GP LLC (as the general partner of each of KKR Associates 2006 AIV L.P. and KKR 2006 Allstar Blocker L.P. and as the sole member of Allstar Co-Invest GP LLC); KKR Group Partnership L.P. (as the sole member of KKR 2006 AIV GP LLC); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.); KKR Management LLP (as the Series I preferred stockholder of KKR & Co. Inc.); and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management LLP) may also be deemed to be the beneficial owners having shared voting power and shared investment power over the securities described in this footnote. The principal business address of each of the entities and persons identified in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, New York 10001. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2) The number of shares reported includes shares covered by (i) options that are or will become exercisable and (ii) restricted stock unit awards that have vested or will vest, in each case within 60 days of April 12, 2021, as follows: Mr. Hicks, 419,878; Mr. Mullican,116,118; Mr. Lawrence, 99,518; Mr. Johnson, 96,225; Ms. Rutherford, 28,685; and all directors and executive officers as a group 1,195,746.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based solely on a review of the copies of reports furnished to the Company and written representations from our executive officers and directors that no other reports were required to be filed, the Company believes that during 2020 all reports required by Section 16(a) were timely filed.

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TRANSACTIONS WITH RELATED PERSONS

Related Person Transaction Policy

Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy,” that is in conformity with the requirements upon issuers having publicly held common stock that is listed on Nasdaq.
Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel, or such other person designated by the Board, any “related person transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. Our General Counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. The Board has authorized the Audit Committee to approve or ratify related person transactions. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Certain Related Person Transactions
Stockholders Agreement
In connection with the IPO, we entered into a stockholders’ agreement with investment entities owned by investment funds and other entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), or the “KKR Stockholders.” The stockholders’ agreement grants the KKR Stockholders the right to nominate to our board of directors a number of designees equal to: (i) at least a majority of the total number of directors comprising our board of directors at such time as long as the KKR Stockholders and their affiliates collectively beneficially own at least 50% of the outstanding shares of our common stock; (ii) at least 40% of the total number of directors comprising our board of directors at such time as long as the KKR Stockholders and their affiliates collectively beneficially own at least 40% but less than 50% of the outstanding shares of our common stock; (iii) at least 30% of the total number of directors comprising our board of directors at such time as long as the KKR Stockholders and their affiliates collectively beneficially own at least 30% but less than 40% of the outstanding shares of our common stock; (iv) at least 20% of the total number of directors comprising our board of directors at such time as long as the KKR Stockholders and their affiliates collectively beneficially own at least 20% but less 30% of the outstanding shares of our common stock; and (v) at least 10% of the total number of directors comprising our board of directors at such time as long as the KKR Stockholders and their affiliates collectively beneficially own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of directors that the KKR Stockholders are entitled to nominate pursuant to the formula outlined above, any fractional amounts are rounded up to the nearest whole number and the calculation is made on a pro forma basis, taking into account any increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, in the event a vacancy on the board of directors is created by the death, disability, retirement or resignation of a KKR Stockholders director designee, the KKR Stockholders shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new KKR Stockholders director-designee.
In addition, the stockholders’ agreement grants the KKR Stockholders with special governance rights, for as long as the KKR Stockholders and their affiliates collectively maintain ownership of at least 25% of our outstanding common stock, including rights of approval over certain corporate and other transactions such as mergers or other transactions involving a change in control and certain rights regarding the appointment of our chief executive officer.

Academy Sports and Outdoors, Inc.	55	2021 Proxy Statement

Registration Rights Agreement
In connection with the IPO, we amended and restated the registration rights agreement among New Academy Holding Company, LLC, Allstar LLC, Allstar Managers, LLC and the Gochman Investors to add Academy Sports and Outdoors, Inc. and other KKR Stockholders as parties and, under certain circumstances and subject to certain restrictions, to require Academy Sports and Outdoors, Inc. to file registration statements under the Securities Act covering resales of our common stock held by them and other stockholders party to the registration rights agreement or to piggyback on such registration statements in certain circumstances. Subject to certain conditions, the registration rights agreement provides KKR Stockholders with an unlimited number of “demand” registrations, and provides the Gochman Investors with three “demand” registrations following the IPO. Under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights following the IPO, with certain exceptions. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.
Monitoring Agreement
On August 3, 2011, or the Effective Date, we entered into a monitoring agreement, or the Monitoring Agreement, with KKR, pursuant to which KKR provided advisory, consulting and financial services to us. In accordance with the terms of the Monitoring Agreement, we paid an aggregate annual advisory fee which increased by 5.0% annually on each anniversary of the Effective Date. KKR could also charge us a customary fee for services rendered in connection with securing, structuring and negotiating equity and debt financings by us. Additionally, we were required to reimburse KKR for any out-of-pocket expenses in connection with these services.
Upon the completion of the IPO in the third quarter 2020, the Monitoring Agreement terminated automatically and we paid a final termination fee of $12.3 million. The termination fee was equal to the net present value of the advisory fees that would have been paid from the termination date through the twelfth anniversary of the Effective Date of the Monitoring Agreement. Pursuant to a separate agreement, the Adviser shared $1.6 million of such termination fee with the Gochman Investors. Upon the completion of the IPO, in the third quarter of 2020 the Monitoring Agreement terminated and we recognized the final termination fee of $12.3 million. The termination fee is equal to the net present value of the advisory fees that would have been paid from the termination date through the twelfth anniversary of the Effective Date of the Monitoring Agreement. We recognized advisory fees related to the Monitoring Agreement, including reimbursement of expenses, of approximately $14.8 million, $3.6 million and $3.5 million in 2020, 2019 and 2018, respectively. These expenses are included in selling, general and administrative expenses in the statements of income.
Investment in Allstar Managers, LLC
For 2019 and 2018, executives and directors of the Company made cash purchases of contingently redeemable membership units, or Redeemable Membership Units, in Allstar Managers, LLC, which was 100% owned by certain current and former executives and directors of the Company and was formed to facilitate the purchase of the Redeemable Membership Units in the Company and which in turn also owned Membership Units in New Academy Holding Company, LLC on a one-for-one basis. Allstar Managers, LLC was dissolved and its assets were distributed to its members on December 23, 2020. The cash purchases were for approximately $0.1 million, $1.3 million, for 2019 and 2018, respectively. There were no investments in Allstar Managers, LLC in 2020. The cash consideration paid for the Redeemable Membership Units was subsequently contributed to New Academy Holding Company, LLC by Allstar Managers, LLC in exchange for a number of New Academy Holding Company, LLC Membership Units equal to the number of Redeemable Membership Units purchased.
In 2020, Allstar Managers, LLC repurchased at fair market value approximately $37,000 of Redeemable Membership Units from a director of the Company for cash. During 2019, Allstar Managers, LLC repurchased at fair market value approximately $0.5 million of Redeemable Membership Units from a director and an executive of the Company for cash. New Academy Holding Company, LLC concurrently repurchased from Allstar Managers, LLC for cash, at fair market value, a number of its membership units

Academy Sports and Outdoors, Inc.	56	2021 Proxy Statement

equal to the number of Redeemable Membership Units repurchased from the director and executive of the Company. In connection with the Reorganization Transactions, Allstar Managers, LLC contributed the membership units of New Academy Holding Company, LLC it held to Academy Sports and Outdoors, Inc. in exchange for shares of our common stock at a contribution ratio of 3.15 units of New Academy Holding Company, LLC for 1 share of the Company’s common stock and the outstanding Redeemable Membership Units in Allstar Managers, LLC were similarly adjusted on a one-for-one basis.
Relationship with KKR Capital Markets
KKR Capital Markets LLC acted as an underwriter for the IPO and received approximately $3.0 million in underwriting discounts and commissions (including in connection with the IPO Option Exercise). KKR Capital Markets LLC also acted as a book-running manager and an initial purchaser and as a joint lead arranger in connection with the Refinancing Transactions and received approximately $2.5 million in initial purchaser discounts and commissions and fees in connection with the Refinancing Transactions.
Note Receivable from Member
On April 10, 2019, the Company loaned $4.0 million with a note receivable issued to one of the Gochman Investors. The note receivable bore semi-annual compounding interest at 2.5% per annum with outstanding principal and interest due on April 10, 2022. On April 5, 2018, the Company loaned $4.1 million with a note receivable issued to one of the Gochman Investors. The note receivable bore semi-annual compounding interest at 2.1% per annum, with outstanding principal and interest due on April 5, 2021. All of the outstanding notes receivables owed by the Gochman Investors were offset against the Company’s special distribution on August 28, 2020 and are no longer outstanding.
Secondary Offering

On January 27, 2021, the Company entered into an Underwriting Agreement, by and among ASO, Inc., Allstar LLC, Allstar Co-Invest Blocker L.P., KKR 2006 Allstar Blocker L.P., MSI 2011 LLC, MG Family Limited Partnership and the former management selling stockholder named therein, or the Selling Stockholders, and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, or the Underwriters, relating to an underwritten offering, or the Secondary Offering, of 12,000,000 shares of our common stock, pursuant to the Company’s Registration Statement on Form S-1, filed on January 25, 2021. The Selling Stockholders granted the Underwriters the option to purchase, within 30 days from the date of the Underwriting Agreement, an additional 1,800,000 shares of our common stock. On January 29, 2021, the Underwriters exercised in full their option to purchase the additional shares. The Secondary Offering was completed on February 1, 2021. Pursuant to the Underwriting Agreement, the Underwriters purchased the shares from the Selling Stockholders at a price of $20.69375 per share. The Company did not receive any proceeds from the Secondary Offering.

Academy Sports and Outdoors, Inc.	57	2021 Proxy Statement

Transactions with Directors and Officers
We have certain compensation and/or employment-related agreements with our directors (non-KKR directors) and executive officers which are described in the sections entitled “Compensation of Directors” and “Executive Compensation.”
We have entered into indemnification agreements with our directors and executive officers. These agreements and our Bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.

PHILANTHROPY AND CORPORATE SOCIAL RESPONSIBILITY

At Academy, we are motivated by our Vision to be the BEST sports + outdoors retailer in the country. As one of the nation’s largest sports and outdoors retailers, we focus our efforts on providing people with the gear and confidence to be active, have fun, and enjoy life together.
We maximize our impact by supporting and forming partnerships with numerous non-profit and community-based organizations throughout our footprint. Our efforts are organized into three priority areas:
(1) Empowering Safety: We encourage safety so that everyone can feel confident and comfortable doing what they love. We help people properly gear up for sports and outdoor activities, and we promote ways to be smart and stay safe.
(2) Encouraging Fun: We make it possible for people to enjoy more sports and outdoors activities because we believe being active is an essential part of life. Starting with our assortment, we motivate people to try new things and give them opportunities to enjoy a variety of pursuits.
(3) Connecting: We create ways for members of the community to connect and have fun with each other. We build connections within the community by supporting events, programs, and organizations that make a positive impact. In addition to our philanthropic efforts, we understand the importance of acting responsibly as a business, employer, and corporate citizen.

Engaging in corporate social responsibility is important to us and our stakeholders. We are focused on a commitment to balancing the social, economic, employee, and environmental aspects of our business – and to developing appropriate disclosures to highlight our current achievements in these areas and our aspirations for the future. It also supports our Mission to provide FUN FOR ALL through our assortment, value, and experience.
Information on our philanthropic and corporate social responsibility efforts is available on our website at corporate.academy.com.

Academy Sports and Outdoors, Inc.	58	2021 Proxy Statement

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2022 Annual Meeting, a proposal must be received by our Corporate Secretary on or before February 2, 2022. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2022 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2022 Annual Meeting, such a proposal must be received on or after February 2, 2022, but not later than March 5, 2022. In the event that the date of the 2022 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, to be timely notice by the stockholder, must be so delivered not earlier than the 120th day prior to the first anniversary of the 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the first anniversary of the 2021 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2022 Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. Notwithstanding the foregoing, if the number of directors to be elected to the Board at the 2022 Annual Meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the 2021 Annual Meeting (i.e. prior to February 23, 2022), then notice by a stockholder shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our Corporate Secretary not later than the close of business on 10th calendar day following the day on which such public announcement is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
As discussed above, SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy statements and related materials, by delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 by contacting our Corporate Secretary by mail at Academy Sports and Outdoors, Inc., 1800 North Mason Road, Katy, Texas 77449 or by telephone at (281) 646-5362.

Academy Sports and Outdoors, Inc.	59	2021 Proxy Statement

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors
/s/ Ken C. Hicks
Ken C. Hicks Chairman of the Board, President and Chief Executive Officer

Academy Sports and Outdoors, Inc.	60	2021 Proxy Statement

APPENDIX A

Non-GAAP Financial Measures
This Proxy Statement, including the Compensation Discussion and Analysis section of this Proxy Statement, contain non-GAAP financial measures within the meaning of Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company uses certain non-GAAP financial measures to supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance. Adjusted EBITDA,and Adjusted Free Cash Flow, as shown below, have been presented in this Proxy Statement as non-GAAP financial measures. Management uses these non-GAAP financial measures to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.
We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense and depreciation, amortization and impairment, further adjusted to exclude consulting fees, private equity sponsor monitoring fees, equity compensation expense, gain on early extinguishment of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, inventory write-down adjustments associated with strategic merchandising initiative and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA in the applicable table below. We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities less net cash used in investing activities. We define this adjustment by reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the applicable table below.
We believe Adjusted EBITDA assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA is useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management believes Adjusted Free Cash Flow is a useful measure of liquidity and an additional basis for assessing our ability to generate cash. Management uses Adjusted EBITDA and Adjusted Free Cash Flow to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures.
Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Adjusted EBITDA and Adjusted Free Cash Flow are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) as a measure of financial performance or net cash provided by operating activities as a measure of liquidity, or any other performance measures derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In evaluating Adjusted EBITDA and Adjusted Free Cash Flow, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Free Cash Flow should not be construed to imply that our future results will be unaffected by any such adjustments.

Academy Sports and Outdoors, Inc.	A-1	2021 Proxy Statement

Adjusted EBITDA
The following table provides reconciliations of net income (loss) to Adjusted EBITDA for the periods presented (amounts in thousands):

	Fiscal Year Ended
	January 30, 2021	February 1, 2020	February 2, 2019
Net income	308,764	120,043	21,442
Interest expense, net	86,514	101,307	108,652
Income tax expense	30,356	2,817	1,951
Depreciation, amortization and impairment	105,481	117,254	134,190
Consulting fees (a)	285	3,601	949
Private equity sponsor monitoring fee (b)	14,793	3,636	3,522
Equity compensation (c)	31,617	7,881	4,633
Gain on early extinguishment of debt, net	(3,582)	(42,265)	—
Severance and executive transition costs (d)	6,571	1,429	4,350
Costs related to the COVID-19 pandemic (e)	17,632	—	—
Inventory write-down adjustments associated with strategic merchandising initiative (f)	—	—	18,225
Other (g)	8,592	7,111	2,345
Adjusted EBITDA	607,023	322,814	300,259

(a)	Represents outside consulting fees associated with our strategic cost savings and business optimization initiatives.
(b)	Represents our contractual payments under the Monitoring Agreement. See Note 14 to the consolidated financial statements in the Annual Report.
(c)	Represents non-cash charges related to equity based compensation, which vary from period to period depending on certain factors such as timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(d)	Represents severance costs associated with executive leadership changes and enterprise-wide organizational changes.
(e)	Represents costs incurred during the first half of 2020 as a result of the COVID-19 pandemic, including temporary wage premiums, additional sick time, costs of additional cleaning supplies and third party cleaning services for the stores, corporate office and distribution centers, accelerated freight costs associated with shifting our inventory purchase earlier in the year to maintain stock, and legal fees associated with consulting in local jurisdictions. These costs were no longer added back beginning in the third quarter of 2020.
(f)	Represents inventory write-down adjustments in connection with our new merchandising strategy adopted as part of our strategic transformation, including exiting certain categories of products.
(g)	Other adjustments include (representing deductions or additions to Adjusted EBITDA) amounts that management believes are not representative of our operating performance, including investment income, installation costs for energy savings associated with our profitability initiatives, legal fees associated with a distribution to New Academy Holding Company LLC’'s members and our 2020 omnibus incentive plan, store exit costs and other costs associated with strategic cost savings and business optimization initiatives.

Academy Sports and Outdoors, Inc.	A-2	2021 Proxy Statement

Adjusted Free Cash Flow
The following table provides a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the periods presented (amounts in thousands):

	Fiscal Year Ended
	January 30, 2021	February 1, 2020	February 2, 2019
Net cash provided by operating activities	1,011,597	263,669	198,481
Net cash used in investing activities	(33,144)	(66,783)	(99,027)
Adjusted Free Cash Flow	978,453	196,886	99,454

Academy Sports and Outdoors, Inc.	A-3	2021 Proxy Statement

Thank You
for being a stockholder

Learn more at academy.com

Academy Sports and Outdoors, Inc.	2021 Proxy Statement

ACADEMY SPORTS AND OUTDOORS, INC. 1800 NORTH MASON ROAD KATY, TEXAS 77449
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:50 P.M. Central Time the day before the meeting date. Have this proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 P.M. Central Time the day before the meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D39790-P53766 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACADEMY SPORTS AND OUTDOORS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL of the director nominees in Proposal 1.
1.Election of Class I Directors Nominees 01) Brian T. Marley 02) Thomas M. Nealon 03) Nathaniel H. Taylor	☐	☐	☐
The Board of Directors recommends you vote FOR Proposals 2 and 3, and for “ONE YEAR” in Proposal 4.					For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2021					☐	☐	☐
3. Approval, by non-binding advisory vote, of the compensation paid to the named executive officers in fiscal year 2020.					☐	☐	☐
				1 Year	2 Years	3 Years	Abstain
4. Determination, by non binding advisory vote, of whether a non-binding stockholder vote to approve the compensation paid to the named executive officers should occur every one, two or three years.				☐	☐	☐	☐
5. To transact any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Authorized Signatures. This section must be completed for your vote to be counted. Date and sign below. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN THE BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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D39791-P53766

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACADEMY SPORTS AND OUTDOORS, INC.

I hereby appoint Allen I. Questrom and Jeffrey C. Tweedy, or either of them, as proxies, with power of substitution to each, to vote all shares of common stock that I am entitled to vote at the Annual Meeting of Stockholders of Academy Sports and Outdoors, Inc. to be held on Thursday, June 3, 2021 at 8:00 A. M. Central Time, or at any adjournment or postponement thereof, in accordance with the instruction on the reverse side of this card and with the same effect as though I were present at the Annual Meeting and voting such shares. My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED “FOR ALL” NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR THE “ONE YEAR” OPTION IN PROPOSAL 4, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

If you vote by phone or Internet, please do not mail your proxy card.

Thank You For Voting.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)